As filed with the Securities and Exchange Commission on February 20, 1998
                                                    Registered No. 333-_________
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON D.C.  20549
                              ___________________

                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                              ___________________

                         IMPAC MORTGAGE HOLDINGS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                              ___________________


            MARYLAND                                     33-0675505
          (STATE OR OTHER JURISDICTION              (I.R.S. EMPLOYER
         OF INCORPORATION OR ORGANIZATION)         IDENTIFICATION NO.)


                              20371 IRVINE AVENUE
                     SANTA ANA HEIGHTS, CALIFORNIA  92707
                                (714) 556-0122
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING ARE CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                              ___________________

                              JOSEPH R. TOMKINSON
                            CHIEF EXECUTIVE OFFICER
                         IMPAC MORTGAGE HOLDINGS, INC.
                              20371 IRVINE AVENUE
                     SANTA ANA HEIGHTS, CALIFORNIA  92707
                                (714) 556-0122

 (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)

                                   COPY TO:

                            THOMAS J. POLETTI, ESQ.
                           KATHERINE J. BLAIR, ESQ.
                         FRESHMAN, MARANTZ, ORLANSKI,
                                COOPER & KLEIN
                      9100 WILSHIRE BLVD., 8TH FLOOR EAST
                       BEVERLY HILLS, CALIFORNIA  90212
                          TELEPHONE:  (310) 273-1870
                          FACSIMILE:  (310) 274-8357
                              ___________________


     APPROPRIATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Form time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus expected to be made pursuant to Rule 434, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
     TITLE OF CLASS OF            AMOUNT TO BE           PROPOSED MAXIMUM            PROPOSED MAXIMUM               AMOUNT OF
SECURITIES BEING REGISTERED        REGISTERED           OFFERING PRICE PER      AGGREGATE OFFERING PRICE(1)      REGISTRATION FEE
                                                            SHARE(1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value        2,009,310                 $17.00                  $34,158,270                   $10,077
====================================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, and based on the average of the high and low sale prices of the Common Stock reported on the American Stock Exchange on February 13, 1998.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVENESS DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRANT STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registrant statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 20, 1998

     PROSPECTUS

                                2,009,310 SHARES

                         IMPAC MORTGAGE HOLDINGS, INC.

                                  COMMON STOCK


          This Prospectus relates to the offer and sale from time to time by Imperial Credit Industries, Inc., a California corporation (the "Selling Stockholder"), of up to an aggregate of 2,009,310 shares of Common Stock (the "Shares"), $.01 par value per share (the "Common Stock"), of Impac Mortgage Holdings, Inc., a Maryland corporation (the "Company"). See "Plan of Distribution" for information relating to resales of the Shares by the Selling Stockholder.

          SEE "RISK FACTORS" STARTING ON PAGE 6 FOR A DISCUSSION OF MATERIAL RISKS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK.

          The Shares may be sold from time to time pursuant to this Prospectus by the Selling Stockholder. The Shares may be sold by the Selling Stockholder to or through underwriters, in block trades, purchases and resales by a broker-dealer, exchange and/or secondary distributions, ordinary brokerage transactions and in transactions in which brokers solicit purchases, in privately negotiated transactions, through the writing of options on Shares (whether such options are listed on an options exchange or otherwise), or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. Broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation as to a particular broker-dealer might be in excess of customary commission). The Selling Stockholder may also sell Common Stock pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), or pledge the Shares as collateral for margin accounts, and such Shares could be resold pursuant to the terms of such accounts. See "Plan of Distribution." The Company will receive no part of the proceeds of sales of Common Stock by the Selling Stockholder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholder will be borne by the Selling Stockholder.

          The Common Stock is quoted on the American Stock Exchange under the symbol "IMH." The last reported sale price of the Common Stock on February 19, 1998, was $17.25.

          The Selling Stockholder and any agents or broker-dealers that participate with the Selling Stockholder in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares may be deemed to be underwriting commissions or discounts under the Securities Act.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
          THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                       PROSPECTUS. ANY REPRESENTATION TO THE
                          CONTRARY IS A CRIMINAL OFFENSE.

             The date of this Prospectus is ________________, 1998.

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, AGENT OR DEALER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES BEING OFFERED PURSUANT TO THIS PROSPECTUS SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied, at prescribed rates, at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024, as well as at the regional offices of the Commission at Seven World Trade Center, 13th Floor, New York, New York 10048, and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. Copies of such material may also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. The Common Stock is listed on the American Stock Exchange. Reports, proxy statements and other information described above may also be inspected and copied at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

     The Company has filed with the Commission a Registration Statement on Form S-3 (therein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained herein concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents which have been filed with the Commission are incorporated herein by reference:

     (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1996 and as amended by its Annual Report on Form 10-K/A;

     (2) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A, including all amendments and reports filed for the purpose of updating such description;

     (3) The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997;

     (4) The Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997;

     (5) The Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997; and

     (6) The Company's Current Reports on Form 8-K, dated August, 8, 1997, September 22, 1997, December 19, 1997, as amended, and January 28, 1998, as amended.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Subject to the foregoing, all information appearing in this Prospectus is qualified in its entirety by the information appearing in the documents incorporated herein by reference.

     The Company will furnish without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any and all of the documents described above under "Incorporation of Certain Documents by Reference," other than exhibits to such documents, unless such exhibits are specifically incorporated by reference therein. Such requests should be directed to: Impac Mortgage Holdings, Inc., 20371 Irvine Avenue, Santa Ana Heights, California 92707, Attention: Investor Relations, Telephone: (714) 556-0122.

                                  THE COMPANY

     Unless the context otherwise requires, references herein to the "Company" refer to Impac Mortgage Holdings, Inc. ("IMH"), Impac Funding Corporation (together with its wholly owned subsidiary, Impac Secured Assets Corp., "IFC"), IMH Assets Corp. ("IMH Assets"), and Impac Warehouse Lending Group, Inc. ("IWLG"), collectively.

GENERAL

     Impac Mortgage Holdings, Inc. is a specialty finance company, which, together with its subsidiaries and related companies, operates three businesses:
(1) the Long-Term Investment Operations, (2) the Conduit Operations, and (3) the Warehouse Lending Operations. The Long-Term Investment Operations invests primarily in non-conforming residential mortgage loans and securities backed by such loans. The Conduit Operations purchases and sells or securitizes primarily non-conforming mortgage loans, and the Warehouse Lending Operations provides warehouse and repurchase financing to originators of mortgage loans. These latter two businesses include certain ongoing operations contributed to the Company in 1995 by Imperial Credit Industries, Inc. (the "Selling Stockholder" or "ICII"), a leading specialty finance company (the "Contribution Transaction"). IMH is organized as a real estate investment trust ("REIT") for federal income tax purposes, which generally allows it to pass through qualified income to stockholders without federal income tax at the corporate level.

     Long-Term Investment Operations. The Long-Term Investment Operations, conducted by IMH, invests primarily in non-conforming residential mortgage loans and mortgage-backed securities secured by or representing interests in such loans and, to a lesser extent, in second mortgage loans. Non-conforming residential mortgage loans are residential mortgages that do not qualify for purchase by government-sponsored agencies such as the Federal National Mortgage Association ("FNMA") and the Federal Home Loan Mortgage Corporation ("FHLMC"). Such loans generally provide higher yields than conforming loans. The principal differences between conforming loans and non-conforming loans include the applicable loan-to-value ratios, the credit and income histories of the mortgagors, the documentation required for approval of the mortgagors, the type of properties securing the mortgage loans, the loan sizes, and the mortgagors' occupancy status with respect to the mortgaged properties. Second mortgage loans are higher yielding mortgage loans secured by a second lien on the property and made to borrowers owning single-family homes for the purpose of debt consolidation, home improvements, education and a variety of other purposes.

     Conduit Operations. The Conduit Operations, conducted by IFC, purchases primarily non-conforming mortgage loans and, to a lesser extent, second mortgage loans from its network of third party correspondents and subsequently securitizes or sells such loans to permanent investors, including the Long-Term Investment Operations. IFC's ability to design non-conforming mortgage loans which suit the needs of its correspondent loan originators and their borrowers while providing sufficient credit quality to investors, as well as its efficient loan purchasing process, flexible purchase commitment options and competitive pricing, enable it to compete effectively with other non-conforming mortgage loans conduits. In addition to earnings generated from ongoing securitizations and sales to third party investors, IFC supports the Long-Term Investment Operations of the Company by supplying IMH with non-conforming mortgage loans and securities backed by such loans. Prior to the Contribution Transaction, IFC was a division or subsidiary of ICII since 1990. IMH owns 99% of the economic interest in IFC, while Joseph R. Tomkinson, the Company's Chief Executive Officer, William S. Ashmore, the Company's President, and Richard J. Johnson, the Company's Chief Financial Officer, are the holders of all the outstanding voting stock of, and 1% of the economic interest in, IFC.

     Warehouse Lending Operations. The Warehouse Lending Operations, conducted by IWLG, provides warehouse and repurchase financing to IFC and to approved mortgage banks, most of which are correspondents of IFC, to finance mortgage loans during the time from the closing of the loans to their sale or other settlement with pre-approved investors.

     IMH's principal sources of income are (1) income from the Long-Term Investment Operations, (2) income from the Warehouse Lending Operations, and (3) income from IMH's equity investment in the Conduit Operations. In addition, the Company expects to receive dividend income from its investment in the common stock of Impac Commercial Holdings, Inc. (formerly IMH Commercial Holdings, Inc.) ("ICH"), a REIT in which IMH currently holds shares of Common Stock and shares of non-voting Class A Common Stock which are convertible into an equivalent number of shares of ICH's Common Stock. The net income of the Conduit Operations is fully subject to federal and state income taxes. The principal source of income from IMH's Long-Term Investment Operations is net interest income, which is the net spread between interest earned on mortgage loans and securities held for investment and the interest costs associated with the borrowings used to finance such loans and securities, including CMO debt. "CMO" means an adjustable or fixed-rate debt obligation
(bond) that is collateralized by mortgage loans or mortgage certificates and issued by private institutions or issued or guaranteed by FNMA, FHLMC or the Government National Mortgage Association. The principal sources of income from the Warehouse Lending Operations are net interest income, which is the net spread between interest earned on warehouse loans and the interest costs associated with the borrowings used to finance such loans, and the fee income received from the borrowers in connection with such loans. The principal sources of income from the Conduit Operations are gains recognized on the sale of mortgage loans and securities, net interest income earned on loans purchased by IFC pending their securitization or resale, servicing fees, commitment fees and processing fees.

     The Company is located at 20371 Irvine Avenue, Santa Ana Heights, California 92707 and its telephone number is (714) 556-0122.

DIVIDEND POLICY AND DISTRIBUTIONS

     To maintain its qualification as a REIT, IMH intends to make annual distributions to stockholders of at least 95% of its taxable income (which does not necessarily equal net income as calculated in accordance with generally accepted accounting principles) determined without regard to the deduction for dividends paid and excluding any net capital gains. Any taxable income remaining after the distribution of regular quarterly dividends or other dividends will be distributed annually, on or prior to the date of the first regular quarterly dividend payment date of the following taxable year. The dividend policy is subject to revision at the discretion of the Board of Directors. All distributions in excess of those required for IMH to maintain REIT status will be made by IMH at the discretion of the Board of Directors and will depend on the taxable earnings of IMH, the financial condition of IMH and such other factors as the Board of Director deems relevant. The Board of Directors has not established a minimum distribution level.

                                  RISK FACTORS

     Before investing in the Shares, prospective investors should give special consideration to the information set forth below, in addition to the information set forth elsewhere in this Prospectus. The following risk factors are interrelated and, consequently, investors should treat such risk factors as a whole.

     This Prospectus contains forward-looking statements that inherently involve risks and uncertainties within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

NET INTEREST INCOME MAY BE ADVERSELY AFFECTED BY INTEREST RATE FLUCTUATIONS; PREPAYMENTS OF MORTGAGE LOANS MAY ADVERSELY AFFECT NET INCOME

     The Company's income may be affected by changes in market interest rates. In conducting its Conduit Operations, the Company is subject to the risk of rising mortgage interest rates between the time the Company commits to purchase mortgage loans at a fixed price and the time the Company sells or securitizes those mortgage loans. An increase in interest rates will generally result in a decrease in market value of loans that the Company has committed to purchase at a fixed price, but has not yet sold or securitized.

     Higher rates of interest may discourage potential mortgagors from refinancing mortgage loans, borrowing to purchase a home or seeking a second mortgage loan, thus decreasing the volume of mortgage loans available to be purchased by the Conduit Operations. In addition, an increase in short-term interest rates may decrease or eliminate or, under certain circumstances, cause to be negative, the Company's net interest spread during the accumulation of mortgage loans held for sale or the net interest spread on mortgage loans held for investment when such loans are financed through reverse repurchase agreements. Should short-term interest rates exceed long-term interest rates (an "inverted yield curve" scenario), the negative effect on the Company's net interest spread would likely be coupled with a reduction in any income on any servicing portfolio held by the Company to the extent prepayments on the underlying mortgage loans increased as long-term interest rates declined.

     In conducting its Long-Term Investment Operations, a significant portion of the Company's mortgage assets held for long-term investment bear adjustable interest ("ARMs") or pass-through rates based on short-term interest rates, and substantially all of the Company's borrowings bear interest at fixed rates and have maturities of less than 60 days. Consequently, changes in short-term interest rates may significantly influence the Company's net interest income. Mortgage loans owned by the Company that are ARMs or mortgage-backed securities backed by ARMs are subject to periodic interest rate adjustments based on objective indices such as the CMT Index, which is the one year constant maturity Treasury index, or LIBOR, the London interbank offered rate. Interest rates on the Company's borrowings are also based on short-term indices. To the extent any of the Company's mortgage assets are financed with borrowings bearing interest based on an index different from that used for the related mortgage assets, so-called "basis" interest rate risk will arise. In such event, if the index used for the subject mortgage assets is a "lagging" index (such as the 11th District Cost of Funds) that reflects market interest rate changes on a delayed basis, and the rate borne by the related borrowings reflects market rate changes more rapidly, the Company's net interest income will be adversely affected in periods of increasing market interest rates. Additionally, the Company's mortgage assets are subject to periodic interest rate adjustments that may be less frequent than the increases or decreases in rates borne by the borrowings or financings utilized by the Company. Accordingly, in a period of increasing interest rates, the Company could experience a decrease in net interest income or a net interest loss because the interest rates on borrowings could adjust faster than the interest rates on the Company's ARMs or mortgage-backed securities backed by ARMs. Moreover, ARMs are typically subject to periodic and lifetime interest rate caps, which limit the amount an ARMs interest rate can change during any given period. The Company's borrowings are not subject to similar restrictions. Hence, in a period of rapidly increasing interest rates, the Company could also experience a decrease in net interest income or a net interest loss in the absence of effective hedging because the interest rates on borrowings could increase without limitation by caps while the interest rates on the Company's ARMs and mortgage-backed securities backed by ARMs would be so limited. Further, some ARMs may be subject to periodic payment caps that result in some portion of the interest accruing on the ARMs being deferred and added to the principal outstanding. This could result in less cash received by the Company on its ARMs than is required to pay interest on the related borrowings, which will not have such payment caps. The Company expects that the net effect of these factors, all other factors being equal, will be to lower the Company's net interest income or cause a net interest loss during periods of rapidly rising interest rates, which could negatively impact the market price of the Shares. No assurance can be given as to the amount or timing of changes in income. To the extent that the Company utilizes short-term debt financing for fixed rate mortgages or mortgage-backed securities backed by fixed rate mortgages, the Company may also be subject to interest rate risks. To the extent that some of the warehouse loans made by the Company bear interest based upon an intermediate-term index while the Company's borrowings to fund such loans bear interest based upon a short-term index, the Company will be subject to the risk of narrowing interest rate spreads.

     Higher rates of interest may have a negative effect, in particular, on the yield of any Company portfolio of "principal-only" securities and other types of mortgage-backed securities purchased at a discount. If the Company were required to dispose of any "principal-only" securities held in its portfolio in a rising rate environment, a loss could be incurred. Lower long-term rates of interest may negatively affect the yield on any Company portfolio of "interest-only" securities, servicing fees receivable, and other mortgage loan and mortgage-backed securities purchased at a premium. It is also possible that in certain low interest rate environments the Company would not fully recoup any initial investment in such securities or investments.

     Mortgage prepayment rates vary from time to time and may cause changes in the amount of the Company's net interest income. Prepayments on ARMs and mortgage-backed securities backed by ARMs generally increase when mortgage interest rates fall below the then current interest rates on such ARMs. Conversely, prepayments of such mortgage loans generally decrease when mortgage interest rates exceed the then-current interest rate on such mortgage loans. Prepayment experience also may be affected by the geographic location of the property securing the mortgage loans, the credit grade of the mortgage loan, the assumability of the mortgage loans, the ability of the borrower to convert to a fixed-rate loan, conditions in the housing and financial markets and general economic conditions. In addition, prepayments on ARMs are affected by conditions in the fixed-rate mortgage market. If the interest rates on ARMs increase at a rate greater than the interest rates on fixed-rate mortgage loans, prepayments on ARMs will tend to increase. In periods of fluctuating interest rates, interest rates on ARMs may exceed interest rates on fixed-rate mortgage loans, which may tend to cause prepayments on ARMs to increase at a greater rate than anticipated. Prepayment rates also vary by credit grade. Second mortgage loans generally have smaller average principal balances than first mortgage loans and are not viewed by borrowers as permanent financing. Accordingly, second mortgage loans may experience a higher rate of prepayment than first mortgage loans. In addition, any future limitations on the right of borrowers to deduct interest payments on mortgage loans for Federal income tax purposes may result in a higher rate of prepayment on mortgage loans.

     Prepayments of mortgage loans could affect the Company in several adverse ways. A substantial portion of the ARMs acquired by the Company (either directly as mortgage loans or through mortgage-backed securities backed by ARMs) have been newly originated within six months of purchase and generally bear initial interest rates which are lower than their "fully-indexed" rates (the applicable index plus the margin). In the event that such an ARM is prepaid prior to or soon after the time of adjustment to a fully-indexed rate, the Company will have experienced an adverse effect on its net interest income during the time it held such ARM compared with holding a fully-indexed ARM and will have lost the opportunity to receive interest at the fully-indexed rate over the expected life of the ARM.

     The prepayment of any mortgage loan that had been purchased at a premium by the Company would result in the immediate write-off of any remaining capitalized premium amount and a consequent decrease in the Company's interest income. The Conduit Operations' strategy at the present time is to purchase mortgage loans on a "servicing released" basis (i.e., the Company will acquire both the mortgage loans and the rights to service them). This strategy requires payment of a higher purchase price by the Company for the mortgage loans, and to the extent a premium is paid, the Company is more exposed to the adverse effects of early prepayments of the mortgage loans, as described above.

COMPANY OPERATIONS MAY BE ADVERSELY AFFECTED IF THE COMPANY FAILS TO EFFECTIVELY HEDGE AGAINST INTEREST RATE CHANGES OR IF LOSSES ARE INCURRED IN CONNECTION WITH HEDGING ACTIVITIES

     To mitigate risks associated with its Conduit Operations, the Company, through IFC, enters into transactions designed to hedge interest rate risks, which may include mandatory and optional forward selling of mortgage loans or mortgage-backed securities, interest rate caps, floors and swaps and buying and selling of futures and options on futures. To mitigate risks associated with its Long-Term Investment Operations, the Company's policy is to attempt to match the interest rate sensitivities of its adjustable rate mortgage assets held for investment with the associated liabilities. The Company may purchase interest rate caps, interest rate swaps or similar instruments to attempt to mitigate the cost of its variable rate liabilities increasing at a faster rate than the earnings on its subject assets during a period of rising interest rates. The nature and quantity of the hedging transactions for the Conduit Operations and the Long-Term Investment Operations is determined by the management of the Company based on various factors, including market conditions and the expected volume of mortgage loan purchases, and there have been no limitations placed on management's use of certain instruments in such hedging transactions. No assurance can be given that such hedging transactions will offset the risks of changes in interest rates, and it is possible that there will be periods during which the Company could incur losses after accounting for its hedging activities.

ACQUIRING AND INVESTING IN MORTGAGE LOANS MAY ENTAIL SUBSTANTIAL RISKS

     The Company makes long-term investments in mortgage loans and mortgage-backed securities. The Company does not obtain credit enhancements such as mortgage pool or special hazard insurance for its mortgage loans and investments other than private mortgage insurance and only when specified by its underwriting criteria. Accordingly, during the time it holds mortgage loans for investment, the Company is subject to risks of borrower defaults and bankruptcies and special hazard losses that are not covered by standard hazard insurance (such as those occurring from earthquakes or floods). In the event of a default on any mortgage loan held by the Company, the Company bears the risk of loss of principal to the extent of any deficiency between the value of the related mortgaged property, plus any payments from an insurer or guarantor, and the amount owing on the mortgage loan. Defaulted mortgage loans will also cease to be eligible collateral for borrowings, and will have to be financed by the Company out of other funds until ultimately liquidated.

     Credit risks associated with non-conforming mortgage loans, especially "B" and "C" grade loans, may be greater than those associated with conforming mortgage loans that comply with FNMA and FHLMC guidelines. Non-conforming mortgage loans generally consist of jumbo mortgage loans (loans with a principal balance in excess of $227,400) or loans that are originated in accordance with underwriting or product guidelines that differ from those applied by FNMA or FHLMC. The principal differences between conforming loans and the non-conforming loans purchased by the Company include the applicable loan-to-value ratios, the credit and income histories of the mortgagors, the documentation required for approval of the mortgagors, the types of properties securing the mortgage loans, loan sizes and the mortgagors' occupancy status with respect to the mortgaged property. As a result of these and other factors, the interest rates charged on non-conforming loans are often higher than those charged for conforming loans. The combination of different underwriting criteria and higher rates of interest may lead to higher delinquency rates and/or credit losses for non-conforming as compared to conforming loans and could have an adverse effect on the Company's operations to the extent that the Company invests in such loans or securities evidencing interests in such loans.

     In addition, with respect to second mortgage loans, the Company's security interest in the property securing such loans is subordinated to the interest of the first mortgage holder. If the value of the property securing the second mortgage loan is not sufficient to repay the borrower's obligation to the first mortgage holder upon foreclosure or if there is no additional value in such property after satisfying the borrower's obligation to the first mortgage loan holder, the borrower's obligation to the Company will likely not be satisfied.

     The yield derived from certain classes of mortgage-backed securities created in connection with securitizations by IFC and subsequently retained by the Company, including, but not limited to, "interest-only," "principal-only" and subordinated securities, is particularly sensitive to interest rate, prepayment and credit risks. The Company's investment portfolio includes each of these classes of securities. See "--Net Interest Income May be Adversely Affected by Interest Rate Fluctuations; Prepayment's of Mortgage Loans May Adversely Affect Net Income." Because subordinated securities, in general, bear all credit losses prior to the related senior securities, the amount of credit risk associated with any investment in such subordinated securities is significantly greater than that associated with a comparable investment in the related senior securities and, on a percentage basis, the risk is greater than holding the underlying mortgage loans directly. See "--Value of Interest-Only, Principal-Only, Residual Interest and Subordinated Securities Subject to Fluctuation."

     The Company also bears risk of loss on any mortgage-backed securities it purchases in the secondary mortgage market. To the extent third parties have been contracted to insure against these types of losses, the Company would be dependent in part upon the creditworthiness and claims paying ability of the insurer and the timeliness of reimbursement in the event of a default on the underlying obligations. Further, the insurance coverage for various types of losses is limited, and losses in excess of the limitation would be borne by the Company.

     As a warehouse lender, the Company is a secured creditor of mortgage bankers and is subject to the risks associated with such businesses, including the risks of fraud, borrower default and bankruptcy, any of which could result in credit losses for the Company. Any claim of the Company as a secured lender in a bankruptcy proceeding may be subject to adjustment and delay.

     In connection with its Conduit Operations, IFC has engaged in securitizations and bulk whole loan sales. In connection with the issuance of mortgage-backed securities by IFC, such securities have been non-recourse to IFC, except in the case of a breach of the standard representations and warranties made by IFC when mortgage loans are securitized. While IFC has recourse to the sellers of mortgage loans for any such breaches, there can be no assurance of the sellers' abilities to honor their respective obligations. IFC has engaged in bulk whole loan sales pursuant to agreements that provide for recourse by the purchaser against IFC (and, in certain cases, IMH as guarantor) in the event of a breach of representation or warranty made by IFC, any fraud or misrepresentation during the mortgage loan origination process or upon early default on such mortgage loans. IFC has generally limited the remedies of such purchasers to the remedies IFC receives from the persons from whom IFC purchased such mortgage loans. However, in some cases, the remedies available to a purchaser of mortgage loans from IFC are broader than those available to IFC against its seller, and should a purchaser exercise its rights against IFC, IFC may not always be able to enforce whatever remedies IFC may have against its sellers. IFC may from time to time make provisions for loan losses related to estimated losses from the breach of a standard representation and warranty.

DEPENDENCE ON SECURITIZATIONS MAY CREATE LIQUIDITY RISKS

     The Company securitizes a substantial portion of the mortgage loans it purchases. IFC relies significantly upon securitizations to generate cash proceeds for repayment of its warehouse line and to create credit availability. Further, gains on sales from IFC's securitizations represent a significant portion of IFC's earnings. Several factors affect the Company's ability to complete securitizations of its mortgage loans, including conditions in the securities markets generally, conditions in the asset-backed securities market specifically, the credit quality of the mortgage loans purchased by the Conduit Operations and the Company's ability to obtain credit enhancement. If IFC were unable to securitize profitably a sufficient number of its mortgage loans in a particular financial reporting period, then IFC's revenues for such period would decline, which could result in lower income or a loss for such period. In addition, unanticipated delays in closing a securitization could also increase IFC's interest rate risk by increasing the warehousing period for its mortgage loans.

     IFC endeavors to effect quarterly public securitizations of its loan pools. However, market and other considerations, including the volume of IFC's mortgage acquisitions and the conformity of such loan pools to the requirements of insurance companies and rating agencies, may affect the timing of such transactions. Any delay in the sale of a loan pool beyond the end of a fiscal quarter would postpone the recognition of gain related to such loans and would likely result in lower income or a loss for such quarter being reported by IFC.

     In order to gain access to the securitization market, the Company has relied, and in the future may rely, on credit enhancements provided by insurance companies to guarantee senior interests in the related trusts to enable them to obtain "AAA/Aaa" ratings for such interests. Any unwillingness of insurance companies to guarantee the senior interests in the Company's loan pools could have a material adverse effect on the Company's results of operations and financial condition.

     The Company also relies on securitizations in the form of CMO borrowings to finance a substantial portion of the loans held by the Long-Term Investment Operations. Any reduction in the Company's ability to complete additional securitizations would require the Company to utilize other sources of financing which may be on less favorable terms.

VALUE OF INTEREST-ONLY, PRINCIPAL-ONLY, RESIDUAL INTEREST AND SUBORDINATED SECURITIES SUBJECT TO FLUCTUATION

     The Company's assets include "interest-only," "principal-only," residual interest and subordinated securities, valued by the Company in accordance with SFAS No. 115, "Accounting for Certain Debt and Equity Securities," if purchased by the Company in the secondary market or in accordance with SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," if created in connection with the securitization of mortgages held for sale by IFC. IMH records its retained interest in IFC securitizations (including "interest-only," "principal-only" and subordinated securities) as investments classified as trading securities and records its purchased residual interests and subordinated securities as available for sale securities. Realization of these "interest-only," "principal-only," residual interest and subordinated securities in cash is subject to the timing and ultimate realization of cash flows associated therewith, which is in turn effected by the prepayment and loss characteristics of the underlying loans. Because subordinated securities, in general, bear all credit losses prior to the related senior securities, the amount of credit risk associated with any investment in such subordinated securities is significantly greater than that associated with a comparable investment in the related senior securities and, on a percentage basis, the risk associated with holding subordinated securities is greater than holding the underlying mortgage loans directly due to the concentration of losses in such subordinated securities and because subordinated securities receive payments of principal and interest after such payments on related senior securities and the underlying mortgages. The Company estimates future cash flows from these "interest-only," "principal-only," residual interest and subordinated securities and values such securities utilizing assumptions that it believes to be consistent with those that would be utilized by an unaffiliated third party purchaser. If actual experience differs from the assumptions used in the determination of the asset value, future cash flows and earnings could be negatively impacted, and the Company could be required to reduce the value of its "interest-only," "principal-only," residual interest and subordinated securities in accordance with SFAS No. 115 and SFAS 125. The value of such securities can fluctuate widely and may be extremely sensitive to changes in discount rates, projected mortgage loan prepayments and loss assumptions. The Company believes that its aggregate delinquency and loan loss experience will increase as its mortgage portfolio matures. To the Company's knowledge, the market for the sale of the "interest- only," "principal-only," residual interest and subordinated securities is limited. No assurance can be given that "interest-only," "principal-only," residual interest and subordinated securities could be sold at their reported value, if at all.

     The risks of investing in mortgage-backed securities include risks that the existing credit support will prove to be inadequate, either because of unanticipated levels of losses or, if such credit support is provided by a third party, because of difficulties experienced by such credit support provider. Delays or difficulties encountered in servicing mortgage-backed securities may cause greater losses and, therefore, greater resort to credit support than was originally anticipated, and may cause a rating agency to downgrade a security.

     The Company also bears risk of loss on any mortgage-backed securities it purchases in the secondary market. To the extent third parties have contracted to insure against these types of losses, the Company would be dependent in part upon the creditworthiness and claims paying ability of the insurer and the timeliness of reimbursement in the event of a default on the underlying obligations. Further, the insurance coverage for various types of losses is limited, and losses in excess of the limitation would be borne by the Company.

MORTGAGE SERVICING RIGHTS SUBJECT TO VOLATILITY

     When IFC purchases loans that include the associated servicing rights or originates loans, the allocated cost of the servicing rights will be reflected on its financial statements as Mortgage Servicing Rights ("MSRs"). MSRs are amortized in proportion to, and over the period of, expected net servicing income.

     SFAS No. 125 requires that a portion of the cost of acquiring a mortgage loan be allocated to the mortgage loan servicing rights based on its fair value relative to the fair value of the components of the loan. To determine the fair value of the servicing rights created, IFC uses a valuation model that calculates the present value of future net servicing revenues to determine the fair value of the servicing rights. In using this valuation method, IFC incorporates assumptions that it believes market participants would use in estimating future net servicing income which include estimates of the cost of servicing, an inflation rate, ancillary income per loan, a prepayment rate, a default rate and a discount rate commensurate with the risks involved.

     MSRs are subject to some degree of volatility in the event of unanticipated prepayments or defaults. Prepayments in excess of those anticipated at the time MSRs are recorded could result in a decline in the fair value of the MSRs below their carrying value requiring a provision to increase the MSRs' valuation allowance. The rate of prepayment of loans is affected by a variety of economic and other factors, including prevailing interest rates and the availability of alternative financing. The effect of those factors on loan prepayment rates may vary depending on the particular type of loan. Estimates of prepayment rates are made based on management's expectations of future prepayment rates, which are based, in part, on the historical rate of prepayment of IFC's loans, and other considerations. There can be no assurance of the accuracy of the Company's prepayment estimates. If actual prepayments with respect to loans serviced occur more quickly than were projected at the time such loans were sold, the carrying value of the MSRs may have to be reduced through a provision recorded to increase the MSRs' valuation allowance in the period the fair value declined below the MSRs' carrying value. If actual prepayments with respect to loans occur more slowly than estimated, the carrying value of MSRs would not increase except for the impact of a reduction in the valuation allowance.

BORROWINGS AND SUBSTANTIAL LEVERAGE HAVE THE POTENTIAL FOR NET INTEREST AND OPERATING LOSSES; LIQUIDITY

     The Company has employed a financing strategy to increase the size of its investment portfolio by borrowing a substantial portion (up to approximately 98%, depending on the nature of the underlying asset) of the market value of substantially all of its investments in mortgage loans and mortgage-backed securities. The Company initially intended to maintain a ratio of equity capital (book value of stockholders' equity) to total assets of approximately 15%. This target ratio was developed on the assumption that the Company would utilize the sale of pass-through mortgage-backed securities as its primary securitization technique, as compared to financing the loans in the Company's long-term investment portfolio through CMOs. Subsequently, the Company has elected to utilize CMO borrowings to a substantial degree because CMOs are more consistent with IMH's maintenance of its REIT tax status. CMOs receive financing treatment as opposed to sale treatment. Financing treatment allows the Company to recognize spread income over time as qualifying interest income under the REIT gross income tests, as compared to gains at IFC from the issuance of pass-through securities, which receives sale treatment and is fully taxable. The value of the assets collateralizing CMO borrowings are reflected on the Company's balance sheet, while the value of the assets backing pass-through securities are not reflected on the balance sheet. Consequently, CMO borrowings tend to increase the assets of the Company and to reduce the Company's ratio of equity capital to total assets, as compared to the sale of pass-through securities. It is currently expected that the continued use of CMOs will likely result in a ratio of equity capital to total assets generally between 8% to 13%, although such ratio may vary substantially depending upon, among other things, the timing of IFC's securitizations and the Company's offerings of equity capital.

     The use of CMOs as financing vehicles tends to increase the Company's leverage as mortgage loans held for CMO collateral are retained for investment rather than sold in a secondary market transaction. Retaining mortgage loans as CMO collateral exposes the Company to greater potential credit losses than from the use of securitization techniques that are treated as sales. The creation of a CMO involves an equity investment by the Company to fund collateral in excess of the amount of the securities issued. Should the Company experience credit losses greater than expected, the value of the Company's equity investment in its CMOs would decrease and the Company's financial condition and results of operations would be materially adversely affected.

     A majority of other Company borrowings are collateralized, primarily in the form of reverse repurchase agreements, which are based on the market value of the Company's assets pledged to secure the specific borrowings. The cost of borrowings under a reverse repurchase agreement corresponds to the referenced interest rate (e.g., the CMT Index or LIBOR) plus or minus a margin. The margin over or under the referenced interest rate varies depending upon the lender, the nature and liquidity of the underlying collateral, the movement of interest rates, the availability of financing in the market and other factors. If the returns on the assets and mortgage-backed securities financed with borrowed funds fail to cover the cost of the borrowings, the Company will experience net interest losses and may experience net losses.

     The ability of the Company to achieve its investment objectives depends not only on its ability to borrow money in sufficient amounts and on favorable terms but also on the Company's ability to renew or replace on a continuous basis its maturing short-term borrowings. The Company's business strategy relies on short-term borrowings to fund long-term mortgage loans and investment securities available for sale. In the event the Company is not able to renew or replace maturing borrowings, the Company could be required to sell, under adverse market conditions, all or a portion of its mortgage loans and investment securities available for sale, and could incur losses as a result. In addition, in such event the Company may be required to terminate hedge positions, which could result in further losses to the Company. Such events could have a materially adverse effect on the Company.

     Certain of the Company's mortgage loans may be cross-collateralized to secure multiple borrowing obligations of the Company to a single lender. A decline in the market value of such assets could limit the Company's ability to borrow or result in lenders initiating margin calls (i.e., requiring a pledge of cash or additional mortgage loans to reestablish the ratio of the amount of the borrowing to the value of the collateral). The Company could be required to sell mortgage loans under adverse market conditions in order to maintain liquidity. If these sales were made at prices lower than the carrying value of its mortgage loans, the Company would experience losses. A default by the Company under its collateralized borrowings could also result in a liquidation of the collateral, including any cross-collateralized assets, and a resulting loss of the difference between the value of the collateral and the amount borrowed. Additionally, in the event of a bankruptcy of the Company, certain reverse repurchase agreements may qualify for special treatment under the Bankruptcy Code, the effect of which is, among other things, to allow the creditors under such agreements to avoid the automatic stay provisions of the Bankruptcy Code and to liquidate the collateral under such agreements without delay. Conversely, in the event of a bankruptcy of a party with whom the Company had a reverse repurchase agreement, the Company might experience difficulty repurchasing the collateral under such agreement if it were to be repudiated and the Company's claim against the bankrupt lender for damages resulting therefrom were to be treated simply as one of an unsecured creditor. Should this occur, the Company's claims would be subject to significant delay and, if and when received, may be substantially less than the damages actually suffered by the Company. Although the Company has entered into reverse repurchase agreements with several different parties and has developed procedures to reduce its exposure to such risks, no assurance can be given that the Company will be able to avoid such third party risks.

     The REIT provisions of the Code require IMH to distribute to its stockholders substantially all of its taxable income. As a result, such provisions restrict the Company's ability to retain earnings and replenish the capital committed to its business activities.

     The Company's liquidity is also affected by its ability to access the debt and equity capital markets. To the extent that the Company is unable to regularly access such markets, the Company could be forced to sell assets at unfavorable prices or discontinue various business activities in order to meet its liquidity needs. As a result, any such inability to access the capital markets could have a negative impact on the Company's earnings.

     Substantially all of the assets of the Conduit Operations have been pledged to secure the repayment of mortgage-backed securities issued in the securitization process, reverse repurchase agreements or other borrowings. In addition, substantially all of the mortgage loans that the Company has acquired and will in the future acquire have been or will be pledged to secure borrowings pending their securitization or sale or as a part of their long- term financing. The cash flows received by the Company from its investments that have not yet been distributed, pledged or used to acquire mortgage loans or other investments may be the only unpledged assets available to unsecured creditors and stockholders in the event of liquidation of the Company.

REDUCTION IN DEMAND FOR RESIDENTIAL MORTGAGE LOANS AND THE COMPANY'S NON-CONFORMING LOAN PRODUCTS MAY ADVERSELY AFFECT THE COMPANY'S OPERATIONS

     The availability of mortgage loans meeting the Company's criteria is dependent upon, among other things, the size and level of activity in the residential real estate lending market and, in particular, the demand for non-conforming mortgage loans. The size and level of activity in the residential real estate lending market depend on various factors, including the level of interest rates, regional and national economic conditions and inflation and deflation in residential property values, as well as the general regulatory and tax environment as it relates to mortgage lending. To the extent the Company is unable to obtain sufficient mortgage loans meeting its criteria, the Company's business will be adversely affected.

     FNMA and FHLMC are not currently permitted to purchase mortgage loans with original principal balances above $227,400. If this dollar limitation is increased without a commensurate increase in home prices, the Company's ability to maintain or increase its current acquisition levels could be adversely affected as the size of the non-conforming mortgage loan market may be reduced, and FNMA and FHLMC may be in a position to purchase a greater percentage of the mortgage loans in the secondary market than they currently acquire.

     In general, lower interest rates prompt greater demand for mortgage loans, because more individuals can afford to purchase residential properties, and refinancing and second mortgage loan transactions increase. However, if low interest rates are accompanied by a weak economy and high unemployment, demand for housing and residential mortgage loans may decline. Conversely, higher interest rates and lower levels of housing finance and refinance activity may decrease mortgage loan purchase volume levels, resulting in decreased economies of scale and higher costs per unit, reduced fee income, smaller gains on the sale of non-conforming mortgage loans and lower net income.

     Although the Company seeks geographic diversification of the properties underlying the Company's mortgage loans and mortgage-backed securities, it does not set specific limitations on the aggregate percentage of its portfolio composed of such properties located in any one area (whether by state, zip code or other geographic measure). Concentration in any one area will increase exposure of the Company's portfolio to the economic and natural hazard risks associated with such area. In addition, management estimates that a majority of the loans included in securitizations in which IMH holds subordinated interests are secured by properties in California. Certain parts of California have experienced an economic downturn in past years, particularly in areas of high defense industry concentration, and have suffered the effects of certain natural hazards such as earthquakes, fires and floods, as well as riots.

DELINQUENCY RATIOS AND COMPANY PERFORMANCE MAY BE AFFECTED BY CONTRACTED SUB-SERVICING

     IFC currently contracts for the sub-servicing of all loans it purchases and holds for sale or investment with third-party sub-servicers. This arrangement allows the Conduit Operations to increase the volume of loans it originates and purchases without incurring the expenses associated with servicing operations. As with any external service provider, IFC is subject to risks associated with inadequate or untimely services. Many of IFC's borrowers require notices and reminders to keep their loans current and to prevent delinquencies and foreclosures. A substantial increase in the IFC's delinquency rate or foreclosure rate could adversely affect its ability to access profitably the capital markets for its financing needs, including future securitizations. IFC regularly reviews the delinquencies of its servicing portfolio. Although the Conduit Operations periodically reviews the costs associated with establishing operations to service the loans it purchases, it has no plans to establish and perform servicing operations at this time.

     Each of IFC's sub-servicing agreements with its third-party sub-servicers provides that if IFC terminates the agreement without cause (as defined in the agreement), IFC will be required to pay the third-party sub-servicer a fee. Further, one such agreement provides that IFC shall pay the third-party sub-servicer a transfer fee per loan for any mortgage loan which IFC transfers to another sub-servicer without terminating the agreement. Depending upon the size of IFC's loan portfolio sub-serviced at any point in time, the termination penalty that IFC would be obligated to pay upon termination without cause, may be substantial.

     IFC also subcontracts with sub-servicers to service the loans in each of the Company's public securitizations. With respect to such loans, the related pooling and servicing agreements permit IFC to be terminated as servicer under specific conditions described in such agreements, which generally include the failure to make payments, including advances, within specific time periods. Such termination would generally be at the option of the trustee and/or the financial guaranty insurer for such securitization, if applicable, but not at the option of the Company. If, as a result of a sub-servicer's failure to perform adequately, IFC were terminated as servicer of a securitization, the value of any servicing rights held by IFC would be adversely impacted. In addition, poor performance by a sub-servicer with respect to any such securitization may result in greater than expected delinquencies and losses on the related loans, which would adversely impact the value of any "interest-only," "principal-only" and subordinated securities held by the Company in connection with such securitization, which are more sensitive to credit risk. See "--Value of Interest-Only, Principal-Only, Residual Interest and Subordinated Securities Subject to Fluctuation."

RISKS REGARDING PURCHASE OF MORTGAGE LOANS FROM PREFERRED

New Product Offerings May Entail Substantial Risks

     Pursuant to a mortgage loan purchase agreement (the "Preferred Purchase Agreement") entered into in July 1997, as amended and restated in August 1997, with Preferred Credit Corporation ("Preferred"), the Company agreed to purchase up to $500.0 million in mortgage loans. As of December 31, 1997, the Company has purchased an aggregate of $554.8 million in principal balance of mortgage loans from Preferred. The Company has limited experience with the type of mortgage loans originated by Preferred, and there can be no assurance that the return on the Company's investment in these new products will be consistent with the Company's historical financial results.

Representations and Warranties

     Resale of mortgage loans purchased from Preferred may subject the Company to risk. As of December 31, 1997, $218.9 million in principal balance of mortgage loans purchased from Preferred have been sold by the Company, and in February 1998, the Company is negotiating a letter agreement pursuant to which it agreed to sell approximately up to $300.0 million in principal balance of the mortgage loans. IFC primarily intends to sell substantially all of the mortgage loans purchased from Preferred and, to a lesser extent, securitize the mortgage loans. In connection with the issuance of mortgage backed securities by IFC, such securities have been, and are expected, to be non-recourse to IFC, except in the case of a breach of the standard representations and warranties made by IFC when the mortgage loans are securitized. While IFC may have recourse to Preferred for any such breaches, there can be no assurance of Preferred's ability to honor its obligations. IFC has generally limited the remedies of such purchasers to the remedies IFC receives from Preferred. However, in some cases, the remedies available to a purchaser of mortgage loans from IFC may be broader than those available to IFC against Preferred and should a purchaser exercise its remedies against IFC, IFC may not always be able to enforce whatever remedies IFC may have against Preferred. Furthermore, even if IFC were able to enforce remedies available against Preferred, the effect of such enforcement may be limited by the current financial position and operations of Preferred. There can be no assurance that sanctions imposed on Preferred by the Department of Real Estate or the effect of the settlement with the Department of Corporations will not have a material adverse effect on the financial condition and results of operations of Preferred, the effect of which could adversely affect the ability of Preferred to honor its repurchase or indemnity obligations under the Preferred Purchase Agreement.

Limited Information Regarding Loss and Prepayment History; Lack of Seasoning

     Preferred has had a limited operating history and as a result, Preferred's historical loss and prepayment experience may be of limited relevance in quantifying delinquency, loss, prepayment or other characteristics of these loans. Furthermore, Preferred's mortgage loans represent a relatively new loan product within the consumer finance industry and accordingly the Company cannot rely on the historical experience of other companies issuing a comparable product. Any material change in delinquencies, prepayments and losses from management's assumptions and estimates may adversely affect the Company's financial condition and results of operations including the value of any residual interest retained in any securitization of such loans. The actual performance of such mortgage loans will not be known until sometime in the future.

Credit Risk Associated with Preferred's Loan Products

     Although mortgage loans originated by Preferred and purchased by the Company under the Preferred Purchase Agreement are secured by real estate, because of the relatively high loan-to-value ("LTV") of said loans, in most cases the value of the underlying collateral will be less than the principal amount of the mortgage loans, and effectively unsecured. Accordingly, in making underwriting decisions, Preferred relies principally on the creditworthiness of the borrower, rather than the underlying collateral for repayment. Because of the relatively high combined LTV ratios of such mortgage loans and because the mortgage loans are second mortgages giving the Company a position as a subordinate lien holder with respect to the collateral underlying such mortgage loans, the Company is likely to incur a total loss in the event that a customer defaults on its mortgage loan obligations to the Company or to the senior lien holder.

Credit Risks Associated With Mortgage Loans Not Securitized

     Mortgage loans purchased from Preferred may not be readily securitizeable, or may be securitizeable only after individual mortgage loan portfolio characteristics become apparent over time. To the extent that such mortgage loans are not securitized, the Company must fund such assets with borrowings or internally generated funds and bear the credit risk associated with such assets. The Company's inability ultimately to sell or securitize substantially all of the mortgage loans it purchases from Preferred could have a material adverse effect on the Company's business and results of operations.

RISKS REGARDING PURCHASE OF MORTGAGE LOANS FROM GREENWICH

Representations and Warranties

     In August 1997, IFC purchased $80.2 million of non-conforming residential mortgage loans from Greenwich Capital Financial Products, Inc. ("Greenwich") pursuant to a mortgage loan purchase agreement (the "WSI Purchase Agreement"). Greenwich previously purchased such loans from Walsh Securities, Inc. ("WSI") a firm affiliated with James Walsh, a Director of the Company. Resale of mortgage loans purchased from Greenwich may subject the Company to risk. As of December 31, 1997, an aggregate of $68.8 million in principal balance of the mortgage loans have been sold, of which $7.3 million were repurchased by WSI. The Company recorded a loss of $112,000 on the resale of the mortgage loans to WSI. See "Certain Transactions." IFC intends to continue to sell, through bulk whole loans sales conducted by IFC, substantially all of the mortgage loans purchased from Greenwich. In connection with such bulk whole loan sales IFC has entered into, and expects to continue to enter into, agreements that provide for recourse by the purchaser against IFC (and, in certain cases, IMH as guarantor) in the event of a breach of representation or warranty made by IFC, any fraud or misrepresentation during the mortgage loan origination process or upon early default on such mortgage loans. IFC has generally limited the remedies of such purchasers to the remedies IFC receives from WSI and Greenwich. However, in some cases, the remedies available to a purchaser of mortgage loans from IFC may be broader than those available to IFC against WSI or Greenwich, and should a purchaser exercise its remedies against IFC, IFC may not always be able to enforce whatever remedies IFC may have against WSI or Greenwich.

     Furthermore, even if IFC were able to enforce remedies available against WSI or Greenwich, the effect of such enforcement may be limited by the current financial position and operations of WSI or Greenwich. Pursuant to the WSI Purchase Agreement, WSI and Greenwich made representations and warranties regarding the mortgage loans. In the event of a breach of their respective representations and warranties, WSI and Greenwich would be responsible for the repurchase of an affected mortgage loan or for indemnifying IFC for losses suffered in connection with such loan. According to published reports, WSI financed loans for independent mortgage loan brokers that engaged in fraudulent misconduct in connection with the origination of such mortgage loans. There can be no assurance that the effect of such fraudulent activity will not result in a material adverse effect on the financial condition and results of operations of WSI which would adversely affect its ability to repurchase any mortgage loan or honor any indemnification obligations under the WSI Purchase Agreement.

LIMITED HISTORY OF OPERATIONS OF LIMITED RELEVANCE IN PREDICTING FUTURE PERFORMANCE

     The Company commenced operations on November 20, 1995. Prior to the date of the Contribution Transaction, IFC was a division or subsidiary of ICII, and IWLG was a division of Southern Pacific Bank (formerly Southern Pacific Thrift and Loan Association) ("SPB"), a subsidiary of ICII. Although the Company has experienced substantial growth in mortgage loan originations and total revenues, there can be no assurance that the Company will be profitable in the future or that these rates of growth will be sustainable or indicative of future results. Prior to the Company's initial public offering in November 1995 (the "Initial Public Offering"), each of IFC and IWLG benefited from the financial, administrative and other resources of ICII and SPB, respectively.

     In light of this growth, the historical financial performance of the Company may be of limited relevance in predicting future performance. Since the Company commenced operations in November 1995, its growth in purchasing loans has been significant. Also, the loans purchased by the Company and included in the Company's securitizations have been outstanding for a relatively short period of time. Consequently, the delinquency and loss experience of the Company's loans to date may not be indicative of future results. It is unlikely that the Company will be able to maintain delinquency and loan loss ratios at their present levels as the portfolio becomes more seasoned.

COMPETITION FOR MORTGAGE LOANS MAY ADVERSELY AFFECT THE COMPANY'S OPERATIONS

     In purchasing non-conforming mortgage loans and issuing securities backed by such loans, the Company competes with established mortgage conduit programs, investment banking firms, savings and loan associations, banks, thrift and loan associations, finance companies, mortgage bankers, insurance companies, other lenders and other entities purchasing mortgage assets. Continued consolidation in the mortgage banking industry may also reduce the number of current sellers to the Conduit Operations, thus reducing the Company's potential customer base, resulting in the Company purchasing a larger percentage of mortgage loans from a smaller number of sellers. Such changes could

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negatively impact the Conduit Operations. Mortgage-backed securities issued through the Conduit Operations face competition from other investment opportunities available to prospective investors. See "--Reduction in Demand for Residential Mortgage Loans and the Company's Non-Conforming Loan Products May Adversely Affect the Company's Operations."

     The Company's operations may be affected by the activities of ICII and its affiliates. As an end-investor in non-conforming mortgage loans, SPB may compete with the Company. Also, Southern Pacific Funding Corporation ("SPFC") is an affiliate of ICII whose business is primarily to act as a wholesale originator and a bulk purchaser of non-conforming mortgage loans. ICII or any of its affiliates may compete with the Company's Long-Term Investment Operations, the Conduit Operations and the Warehouse Lending Operations. While the Company believes such activities will not have a material adverse effect on the Company's operations, there can be no assurance of this. See "--Relationship with ICII and its Affiliates; Conflicts of Interest."

NO ASSURANCE OF CONTINUED EXPANSION

     The Company's total revenues and net income have grown significantly since the Company's inception, primarily due to increased mortgage purchasing, sales and investing activities. The Company intends to continue to pursue a growth strategy for the foreseeable future, and its future operating results will depend largely upon its ability to expand its Long-Term Investment Operations, its Conduit Operations and its Warehouse Lending Operations. Each of these plans requires additional personnel and assets and there can be no assurance that the Company will be able to successfully expand and operate its expanded operations profitably. There can be no assurance that the Company will anticipate and respond effectively to all of the changing demands that its expanding operations will have on the Company's management, information and operating systems, and the failure to adapt its systems could have a material adverse effect on the Company's results of operations and financial condition. There can be no assurance that the Company will successfully achieve its continued expansion or, if achieved, that the expansion will result in profitable operations.

CONFLICTS OF INTEREST WITH AFFILIATED ENTITIES

Benefit to Insiders; Interlocking Relationships; Other Considerations

     The Company is subject to conflicts of interest arising from its relationships with ICH, RAI Advisors, LLC ("RAI") and their officers, directors and affiliates. First, IMH owns a substantial number of shares of ICH's common stock. Second, RAI renders management services to ICH and will be paid certain incentive compensation for each quarter, resulting in a direct benefit to its owners, who are officers or directors of ICH and IMH. Third, IFC has entered into a submanagement agreement with RAI pursuant to which ICH will pay IFC (through RAI) for all costs and services under such contract, plus a 15% service charge. Fourth, many of the officers and directors of the Company are officers, directors and owners of ICH, RAI and Impac Commercial Capital Corporation (formerly Imperial Commercial Capital Corporation) ("ICCC").

     RAI oversees the day-to-day operations of ICH, pursuant to a management agreement (the "RAI Management Agreement") entered into in August 1997. RAI is owned one-third by Joseph R. Tomkinson, IMH's Vice Chairman of the Board and Chief Executive Officer and ICH's Chairman of the Board and Chief Executive Officer; one-third by William S. Ashmore, IMH's and ICH's President and Chief Operating Officer; and one-third by Richard J. Johnson, IMH's and ICH's Senior Vice President, Chief Financial Officer, Treasurer and Secretary. Pursuant to the RAI Management Agreement, ICH pays incentive compensation to RAI on a quarterly basis, resulting in a direct benefit to its owners.

     The Company is subject to conflicts of interest arising from its relationship with RAI, and with RAI's affiliates. RAI has interests that may conflict with those of the Company in fulfilling certain of its duties. Specifically, all of the persons who are officers of RAI are also officers or directors of IMH and ICH. In order to utilize the IMH infrastructure, RAI has entered into a submanagement agreement with IMH and IFC to provide substantially all of the administrative services required by ICH. IMH owns all of the outstanding shares of non-voting preferred stock of IFC, representing 99% of the economic interest in IFC, and Messrs. Tomkinson, Johnson and Ashmore own all of the outstanding shares of common stock of IFC, representing 1% of the economic interest. Each of Messrs. Tomkinson, Ashmore and Johnson and Mrs. Glass-Schannault has modified his or her employment agreement with IFC to allow him or her to become an

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officer of RAI (and of ICH and ICCC). However, such officers are expected to devote the majority of their time and effort towards the management and operations of IMH and IFC. RAI has agreed to cause each of its officers to devote as much of his or her time to the operations of ICH as is necessary. ICH will reimburse RAI, who will reimburse IFC, on a dollar for dollar basis, for the actual cost of providing the services of its officers to ICH based upon the compensation payable to them by IFC, plus a 15% service charge. ICH will reimburse RAI for expenses incurred by RAI, plus a service charge of 15% on all expenses owed by RAI to IFC for costs and services under the submanagement agreement with IFC and RAI will pay all such third parties on a dollar for dollar basis for the aforementioned amounts received by it from the ICH; no such 15% service charge will be paid to third party service providers other than IFC. For the first three years of the RAI Management Agreement, there will be a minimum amount of $500,000 (including the 15% service charge) payable by ICH in connection with services provided and expenses incurred by RAI and payable by RAI to IFC. After the third year, ICH will only be responsible for reimbursing expenses and services provided, plus the 15% service charge for amounts due to IFC. RAI's officers are expected to devote the majority of their time and effort towards the management and operations of IMH and IFC. Should the operations of ICH and ICCC and those of the Company require immediate attention or action by RAI or any of its officers, there can be no assurance that the officers of RAI will be able to properly allocate sufficient time to the operations of the Company. The failure or inability of the Company's officers and directors to provide the services required of them under their respective employment agreements or any other agreements or arrangements with the Company could have a material adverse effect on the Company's business and results of operations.

     Many of the affiliates of IMH, RAI and IFC have interlocking executive positions and share common ownership. Joseph R. Tomkinson, IMH's Vice Chairman of the Board and Chief Executive Officer and IFC's Chief Executive Officer and a Director, is the Chief Executive Officer and Chairman of the Board of ICH, a one-third owner of RAI, an owner of one-third of the common stock of IFC, and an owner of 25% of the common stock of ICCC. William S. Ashmore, IMH's President, Chief Operating Officer and a Director and IFC's President and a Director, is the President and Chief Operating Officer of ICH, a one-third owner of RAI, an owner of one-third of the common stock of IFC, and an owner of 25% of the common stock of ICCC. Richard J. Johnson, IMH's and IFC's Senior Vice President, Chief Financial Officer, Treasurer and Secretary, and a Director of IFC, is a Senior Vice President, Chief Financial Officer, Treasurer and Secretary of ICH, a one-third owner of RAI, an owner of one-third of the common stock of IFC, and a 25% owner of the common stock of ICCC. Mary C. Glass-Schannault, IMH's and IFC's Senior Vice President, is a Senior Vice President of ICH. Each of James Walsh, Frank P. Filipps and Stephan R. Peers, Directors of IMH, are Directors of ICH. In addition, as owners of all of the outstanding shares of voting stock of IFC, Messrs. Tomkinson, Ashmore, and Johnson, have the right to elect all directors of IFC and the ability to control the outcome of all matters for which the consent of the holders of the common stock of IFC is required. Ownership of 100% of the common stock of IFC entitles the owners thereof to an aggregate of 1% of the economic interest in IFC.

Effect of Non-Compete Agreement

     The Company's operations may be affected by the activities of ICH and ICCC. Pursuant to a non-compete agreement (the "Non-Compete Agreement") among IMH, IFC, ICH and ICCC, effective as of August 8, 1997, for a period of the earlier of nine months from August 1997 or the date upon which ICH accumulates (for investment or sale) $300.0 million of commercial mortgages and/or commercial mortgage-backed securities ("CMBSs"), neither IMH nor IFC will originate or acquire any commercial mortgages or CMBSs; however, the Non-Compete Agreement shall not preclude IMH (either directly or through IFC) from purchasing any commercial mortgages or CMBSs as permitted under the Right of First Refusal Agreement (as that term is defined below). After the termination of the Non-Compete Agreement, and subject to the Right of First Refusal Agreement, the Company, as a mortgage REIT, and IFC, may compete with the operations of ICH.

Effect of Right of First Refusal Agreement

     It is anticipated that RAI will act as the Manager for other REITs, some of which may have been or will be affiliated with the Company, ICH, or their respective conduit operations (an "Affiliated REIT"). In such an event, any Affiliated REIT utilizing RAI as its Manager may be in competition with the Company. RAI, ICH, ICCC, IMH and IFC have entered into a ten-year right of first refusal agreement (the "Right of First Refusal Agreement"). It is expected that any Affiliated REIT utilizing RAI as its Manager will become a party to the Right of First Refusal Agreement, but such event is outside the control of the Company and there can be no assurance that any or all Affiliated REITs will actually become parties to the Right of First Refusal Agreement. Pursuant to this Agreement, RAI has agreed that any mortgage loan or mortgage-backed security investment opportunity (an "Investment Opportunity") which is offered to it on behalf of either the Company, ICH or any Affiliated REIT will first be offered to that entity (the "Principal Party") whose initial primary business as described in its initial public offering documentation (the "Initial Primary Business") most clearly aligns with such Investment Opportunity. In addition, both IMH and IFC on the one hand and ICH and ICCC on the other have agreed that any Investment Opportunity offered to either of them which falls outside the scope of its Initial Primary Business shall be offered to the Principal Party. Should the Principal Party decline to take advantage of an Investment Opportunity offered to RAI, RAI will make an independent evaluation of which REIT's business is more greatly enhanced by such Investment Opportunity. Should all of said REITs decline such Investment Opportunity, RAI may offer the investment opportunity to any third party. Should the Principal Party decline to take advantage of an Investment Opportunity offered to a REIT which is a party to the Right of First Refusal Agreement, said REIT shall then be free to pursue the Investment Opportunity. In such an event there can be no assurance that the Company will be able to take advantage of any such Investment Opportunity or that any competitive activity of ICH, or any Affiliated REIT will not adversely affect the Company's operations. In addition, the Company may become further prejudiced by the Right of First Refusal Agreement to the extent that the Company desires to pursue or pursues a business outside its Initial Primary Business.

Effect of Termination Agreement

     In December 1997, IMH and IFC entered into a termination agreement with Imperial Credit Advisors, Inc. ("ICAI") and ICII and Joseph R. Tomkinson, William S. Ashmore and Richard J. Johnson (the "Termination Agreement"), pursuant to which ICAI discontinued providing management services to the Company under a management agreement entered into in November 1995, and as amended and restated in January 1997 (the "Management Agreement"), in return for a $44.0 million termination payment consisting of $35.0 million or 2,009,310 shares of Common Stock of IMH and other assets comprising the balance. The $44.0 million termination payment was treated as a non-recurring, non-cash expense and resulted in a charge of $44.4 million to the earnings for the three months ended December 31, 1997. The Company is currently negotiating with the principals of RAI to provide the management services. See "Benefit to Insiders; Interlocking Relationships; Other Considerations" for a description of affiliations between the Company and RAI. In either case, the arrangement pursuant to which management services will be provided to the Company will be on terms no less favorable to the Company on a pro rata basis than the terms of the agreement with ICAI. The inability of the Company to contract with the principals of RAI would have a material adverse effect on the Company's operations. Furthermore, if RAI or its principals are contracted with to provide management services to the Company, there may be conflicts of interest as described in "--Conflicts of Interest with Affiliated Entities."

RISKS OF INVESTMENT IN ICH

     As of January 31, 1998, IMH owned 719,789 shares of ICH Common Stock and 674,211 shares of ICH non-voting Class A Common Stock which are convertible into an equivalent number of shares of ICH Common Stock. IMH's investment in ICH is recorded on the Company's financial statements in "Investment in Impac Commercial Holdings, Inc." Of the net income or loss of ICH, 17.4% is recognized on a pre-tax basis in the Company's financial statements. Any such recognized net loss may adversely affect the Company's ability to conduct future activities under borrowing facilities. As an originator of mortgage loans, each of ICH and/or ICCC is or may be subject to many of the same risks applicable to IMH and IFC. In addition, as an originator of commercial mortgages, each of ICH and/or ICCC is or may be specifically subject to additional risks relating to the following:

Limited History of Operations of Limited Relevance in Predicting Future Performance

     Since each of ICH and ICCC recently commenced operations in 1997, their historical performance may be of limited relevance in predicting future performance. In addition, the commercial mortgages purchased to date by ICH have been outstanding for a relatively short period of time. Consequently, the delinquency and loss experience of ICH's commercial mortgages to date may not be indicative of future results. It is unlikely that ICH will be able to maintain delinquency and loan loss ratios at their present levels as the portfolio grows and becomes more seasoned. ICH intends to pursue a growth strategy for the foreseeable future, and its future operating results will depend largely upon its ability to expand its operations. These plans require additional personnel and assets and there can be no assurance that ICH will be able to successfully expand and operate its expanded operations profitably.

Competition in the Commercial Mortgage Industry May Adversely Affect ICH's Operations

     Other multifamily residences, self-storage facilities, retail shopping facilities, office buildings and combination warehouse/industrial facilities located in the areas of the mortgaged properties securing ICH's commercial mortgages will compete with the mortgaged properties of such types to attract residents, retail correspondents, tenants and customers. Increased competition could adversely affect income from, and the market value, of the mortgaged properties. In addition, the business conducted at each mortgaged property may face competition from other industries and industry segments.

Originating and Investing in Commercial Mortgages May Entail Substantial Risks

     ICH makes long-term investments in commercial mortgages. Accordingly, during the time it holds commercial mortgages for investment, ICH is subject to risks of borrower defaults, bankruptcies and losses that are not covered by insurance (such as those occurring from earthquakes or floods). Commercial mortgage lending is generally viewed as exposing the lender to a greater risk of loss than residential mortgage lending in part, because it typically involves larger loans to single borrowers or groups of related borrowers than residential mortgage loans. Further, the repayment of commercial mortgages secured by income-producing properties is typically dependent upon the tenants ability to meet its obligations under the lease relating to such property, which in turn depends upon profitable operation of the related property. Furthermore, the value of commercial mortgages may be adversely affected due to characteristics of underlying commercial properties and facilities.

Balloon Payment at Maturity and Extension Maturity Increases Lender Risks

     It is expected that a substantial percentage of ICH's commercial mortgages will have a balloon payment due for each such commercial mortgage at its respective maturity date. Commercial mortgages with balloon payments involve a greater risk to a lender than self-amortizing loans, because the ability of a borrower to pay such amount will normally depend on its ability to fully refinance the commercial mortgage or sell the related property at a price sufficient to permit the borrower to make the balloon payments. The ability of a borrower to effect a refinancing or sale will be affected by a number of factors, including, without limitation, the value of the related property, the level of available mortgage interest rates at the time of refinancing, the related borrower's equity in the property, the financial condition and operating history of the borrower and the related property, the strength of the commercial and multifamily real estate markets, tax laws, and prevailing general economic conditions.

Environmental Risks May Adversely Affect Value of Underlying Commercial
Mortgages

     Contamination of real property may give rise to a lien on that property to assure payment of the cost of clean-up or, in certain circumstances, may result in liability to the lender for that cost. Such contamination may also reduce the value of the property. Environmental clean-up costs may be substantial. It is possible that such costs could become a liability of ICH reducing the return to holders of its Common Stock if such remedial costs were incurred.

RELATIONSHIP WITH ICII AND ITS AFFILIATES; CONFLICTS OF INTEREST

     The Company is subject to conflicts of interest arising from its relationship with ICAI, and ICAI's affiliates. In December 1997, IMH and IFC entered into a services agreement (the "Services Agreement") with ICAI pursuant to which ICAI agreed to provide certain human resource, data and phone communications services for IMH and IFC. ICAI, through its affiliation with ICII, has interests that may conflict with those of the Company in fulfilling certain of its duties. In addition, certain of the officers and Directors of ICII or its affiliates are also officers and Directors of the Company, including
H. Wayne Snavely and Joseph R. Tomkinson, Chairman of the Board and Chief Executive Officer of IMH, respectively. The Company relies upon ICAI to provide the services under the Services Agreement. All other operations of the Company are conducted through IFC and IWLG. No assurance can be given that the Company's relationships with ICAI and its affiliates will continue indefinitely. The failure or inability of ICAI to provide the services required of it under the Services Agreement or any other agreements or arrangements with the Company may have a material adverse effect on the Company's business.

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

     It is the intention of the Company and ICII that any agreements and transactions, taken as a whole, between the Company, on the one hand, and ICII or its affiliates, on the other hand, are fair to both parties. To minimize or avoid potential conflicts of interests, all three Unaffiliated Directors must independently and by majority vote approve all such agreements and transactions. However, there can be no assurance that each of such agreements or transactions will be on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties.

CONSEQUENCES OF FAILURE TO MAINTAIN REIT STATUS MAY INCLUDE IMH BEING SUBJECT TO TAX AS A REGULAR CORPORATION

     Commencing with its taxable year ended December 31, 1995, IMH has operated and intends to continue to operate so as to qualify as a REIT under the Code. Although IMH believes that it has operated and will continue to operate in such a manner, no assurance can be given that IMH was organized or has operated, or will be able to continue to operate, in a manner which will allow it to qualify as a REIT. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and others on a quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within IMH's control. For example, in order to qualify as a REIT, at least 95% of IMH's gross income (including the gross income of IWLG and IMH Assets) in any year must be derived from qualifying sources, and IMH must pay distributions to stockholders aggregating annually at least 95% of its (including IWLG's and IMH Assets) taxable income (determined without regard to the dividends paid deduction and by excluding net capital gains). No assurance can be given that IMH's actual operating results will meet the various requirements for qualification as a REIT. Moreover, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. See "Federal Income Tax Considerations--Taxation of IMH."

     Among the requirements for REIT qualification is that the value of any one issuer's securities held by a REIT may not exceed the value of 5% of the REIT's total assets on certain testing dates. See "Federal Income Tax Considerations-- Taxation of IMH--Requirements for Qualification." IMH believes that the aggregate value of the securities of IFC held by IMH have been and will continue to be less than 5% of the value of IMH's total assets.

     IMH owns 100% of the nonvoting preferred stock of IFC. IMH does not and will not own any of the voting securities of IFC, and therefore IMH will not be considered to own more than 10% of the voting securities of IFC. President Clinton's 1999 federal budget proposal contains a provision which would amend the Code so as to prohibit REITs from owning stock of a corporation possessing more than 10% of the vote or value of all classes of stock of the corporation. This proposal would be effective with respect to stock acquired on or after the date of the first Congressional committee action with respect to the proposal (the "Action Date"). In addition, to the extent that a REIT's stock ownership is grandfathered by virtue of this effective date, such grandfathered status will terminate if the subsidiary corporation engages in a trade or business that it is not engaged in on the Action Date or acquires substantial new assets on or after such date. Accordingly, if this provision of the budget proposal is enacted in its present form, IMH's stock ownership in IFC would be grandfathered, but such grandfathered status would terminate if IFC engages in a trade or business that it is not engaged in on the Action Date or acquires substantial new assets on or after such date. In the event that such grandfathered status is terminated and IMH does not dispose of its interest in IFC, IMH would likely fail the 10% asset test and fail to qualify as a REIT. See "Federal Income Tax Considerations--Failure To Qualify."

     If IMH were to fail to qualify as a REIT in any taxable year, IMH would be subject to federal income tax (including any applicable alternative minimum tax) on its (including IWLG's and IMH Assets') taxable income at regular corporate rates and would not be allowed a deduction in computing its taxable income for amounts distributed to its stockholders. Moreover, unless entitled to relief under certain statutory provisions, IMH also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net income of IMH available for investment or distribution to stockholders because of the additional tax liability to IMH for the years involved. In addition, distributions to stockholders would no longer be required to be made. See "Federal Income Tax Considerations--Taxation of IMH--Requirements for Qualification."

     Even if IMH maintains its REIT status, it may be subject to certain federal, state and local taxes on its income. For example, if IMH has net income from a prohibited transaction, such income will be subject to a 100% tax. See

"Federal Income Tax Considerations--Taxation of IMH." In addition, the net income, if any, from the Conduit Operations conducted through IFC is subject to federal income tax at regular corporate tax rates. See "Federal Income Tax Considerations--Other Tax Consequences."

COMPANY'S OPERATIONS MAY BE ADVERSELY AFFECTED IF THE COMPANY IS SUBJECT TO THE INVESTMENT COMPANY ACT

     The Company at all times intends to conduct its business so as not to become regulated as an investment company under the Investment Company Act. Accordingly, the Company does not expect to be subject to the restrictive provisions of the Investment Company Act. The Investment Company Act exempts entities that are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate" ("Qualifying Interests"). Under the current interpretation of the staff of the Commission, in order to qualify for this exemption, the Company must maintain at least 55% of its assets directly in mortgage loans, qualifying pass-through certificates and certain other Qualifying Interests in real estate. In addition, unless certain mortgage securities represent all the certificates issued with respect to an underlying pool of mortgages, such mortgage securities may be treated as securities separate from the underlying mortgage loans and, thus, may not qualify as Qualifying Interests for purposes of the 55% requirement. The Company's ownership of certain mortgage loans therefore may be limited by the provisions of the Investment Company Act. In addition, in meeting the 55% requirement under the Investment Company Act, the Company intends to consider privately issued certificates issued with respect to an underlying pool as to which the Company holds all issued certificates as Qualifying Interests. If the Commission, or its staff, adopts a contrary interpretation with respect to such securities, the Company could be required to restructure its activities to the extent its holdings of such privately issued certificates did not comply with the interpretation. Such a restructuring could require the sale of a substantial amount of privately issued certificates held by the Company at a time it would not otherwise do so. Further, in order to insure that the Company at all times continues to qualify for the above exemption from the Investment Company Act, the Company may be required at times to adopt less efficient methods of financing certain of its mortgage loans and investments in mortgage-backed securities than would otherwise be the case and may be precluded from acquiring certain types of such mortgage assets whose yield is somewhat higher than the yield on assets that could be purchased in a manner consistent with the exemption. The net effect of these factors will be to lower at times the Company's net interest income, although the Company does not expect the effect to be material. If the Company fails to qualify for exemption from registration as an investment company, its ability to use leverage would be substantially reduced, and it would be unable to conduct its business as described herein. Any such failure to qualify for such exemption could have a material adverse effect on the Company.

FUTURE REVISIONS IN POLICIES AND STRATEGIES AT THE DISCRETION OF THE BOARD OF DIRECTORS MAY BE AFFECTED WITHOUT STOCKHOLDER CONSENT

     The Board of Directors, including a majority of the Unaffiliated Directors, has established the investment policies and operating policies and strategies. With respect to other matters, the Company may, in the future, but currently has no present plans to, invest in the securities of other REITs for the purpose of exercising control, offer securities in exchange for property or offer to repurchase or otherwise reacquire its shares or other securities. The Company may also, but does not currently intend to underwrite the securities of other issuers. However, any of the policies, strategies and activities referenced above or described in this Prospectus may be modified or waived by the Board of Directors, subject in certain cases to approval by a majority of the Unaffiliated Directors, without stockholder consent.

EFFECT OF FUTURE OFFERINGS MAY ADVERSELY AFFECT MARKET PRICE OF COMMON STOCK

     The Company in the future may increase its capital resources by making additional private or public offerings of its Common Stock, securities convertible into its Common Stock, preferred stock or debt securities. The actual or perceived effect of such offerings, the timing of which cannot be predicted, may be the dilution of the book value or earnings per share of the Company's Common Stock or other securities then outstanding, which may result in the reduction of the market price of such Common Stock or other securities.

RESTRICTIONS ON OWNERSHIP OF COMMON STOCK MAY INHIBIT MARKET ACTIVITY; POSSIBLE ANTI-TAKEOVER EFFECT MAY DETER TAKE-OVER OF THE COMPANY

     In order for IMH to maintain its qualification as a REIT, not more than 50% in value of the outstanding shares of IMH's stock, including Common Stock, may be owned, actually or constructively, by or for five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of a taxable year (other than the first year for which the election to be treated as a REIT has been made). Furthermore, after the first taxable year for which the REIT election was made, IMH's shares of stock, including Common Stock, must be held by a minimum of 100 persons for at least 335 days of a 12-month taxable year (or a proportionate part of a shorter taxable year). In order to protect IMH against the risk of losing REIT status due to a concentration of ownership among its stockholders, the Charter limits actual or constructive ownership of (i) the outstanding shares of Common Stock by any person to 9.5% (the "Ownership Limit") (in value or in number of shares, whichever is more restrictive) of the then outstanding shares of Common Stock or (ii) the outstanding shares of stock of IMH by any person to 9.5% in value (the "Aggregate Ownership Limit"). See "Description of Capital Stock--Capital Stock-- Repurchase of Shares and Restrictions on Transfer." Although the Board of Directors presently has no intention of doing so (except as described below), the Board of Directors, in its sole discretion, could waive the Ownership Limit or the Aggregate Ownership Limit with respect to a particular person if it were satisfied, based upon the advice of tax counsel or otherwise, that ownership by such person in excess of the Ownership Limit would not jeopardize IMH's status as a REIT. The Board of Directors may from time to time increase or, subject to certain limitations, decrease the Ownership Limit or the Aggregate Ownership Limit.

     Actual or constructive ownership of shares of stock in excess of the Ownership Limit or the Aggregate Ownership Limit, or, with the consent of the Board of Directors, such other limit, which would cause IMH not to qualify as a REIT, will cause the violative transfer of ownership to be void with respect to the intended transferee or owner as to that number of shares in excess of such limit, and such shares will be automatically transferred to a trustee for the benefit of a trust for the benefit of a charitable beneficiary. The trustee of such trust shall sell such shares and distribute the net proceeds generally as follows: the intended transferee shall receive the lesser of (i) the price paid by the intended transferee for such excess shares and (ii) the sales proceeds received by the trustee for such excess shares. Any proceeds in excess of the amount distributable to the intended transferee will be distributed to the charitable beneficiary. In addition, shares of stock held in trust shall be deemed to have been offered for sale to IMH, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust and (ii) the Market Price (as defined below) on the date IMH, or its designee, accepts such offer. IMH shall have the right to accept such offer until the trustee has sold the shares held in the trust. Upon such a sale to IMH, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the intended transferee. Also, such intended transferee shall have no right to vote such shares or be entitled to dividends or other distributions with respect to such shares. See "Description of Capital Stock-- Capital Stock--Repurchase of Shares and Restrictions on Transfer" for additional information regarding the Ownership Limit.

     These provisions may inhibit market activity in shares of Common Stock and may delay, defer or prevent a change of control or other transaction involving the opportunity for IMH's stockholders to receive a premium for their shares that might otherwise exist if any person were to attempt to assemble a block of shares of Common Stock in excess of the number of shares permitted under the Charter. Such provisions also may make IMH an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.5% of the outstanding shares of Common Stock.

     In addition, certain provisions of the Maryland General Corporation Law ("MGCL") and of IMH's Charter and Bylaws may also have the effect of delaying, deferring or preventing a change in control of the Company or other transaction that may involve a premium price for holders of Common Stock or otherwise be in their best interest. See "Certain Provisions of Maryland Law and of the Company's Charter and Bylaws."

                             CERTAIN TRANSACTIONS

TERMINATION AGREEMENT

     Pursuant to the Termination Agreement, ICAI received a $44.0 million termination payment consisting of $35.0 million or 2,009,310 Shares of Common Stock of IMH and of other assets comprising the balance. The Shares were transferred by ICAI to ICII. In December 1997, IMH and IFC entered the Services Agreement with ICAI pursuant to which ICAI agreed to provide certain human resource, data and phone communications services for IMH and IFC. H. Wayne Snavely, Chairman of the Board of each of ICII and ICAI, is the Chairman of the Board of IMH, and Joseph R. Tomkinson, a Director of ICII, is Vice Chairman of the Board and Chief Executive Officer of IMH. See "Risk Factors--Conflicts of Interest with Affiliated Entities" and "--Relationships with ICII and its Affiliates; Conflicts of Interest" for a description of various affiliations with IMH.

CREDIT ARRANGEMENTS

     Pursuant to an Interim Whole Loan Financing Facility and Pledge Agreement, in March 1997, IWLG extended a $5.0 million line of credit to WSI (the "WSI Credit Line"). In October 1997, IWLG increased the WSI Credit Line to $7.5 million. Any advances under the WSI Credit Line will be evidenced by a secured promissory note bearing interest at rates determined at the time of each advance as of December 31, 1997, WSI had an aggregate of $5.9 million outstanding under the WSI Credit Line.

     Effective August 1997, ICH entered into a Revolving Credit and Term Loan Agreement (the "ICH Credit Agreement") with IMH pursuant to which ICH may borrow up to an aggregate of $15.0 million until August 1998. Any advances under the ICH Credit Agreement will be evidenced by an unsecured promissory note bearing interest rates determined at the time of each advance. As of December 31, 1997, ICH had an aggregate of $9.1 million outstanding under the ICH Credit Agreement.

     In October 1997, IFC entered into a Revolving Credit and Term Loan Agreement (the "IFC Credit Agreement") with ICH pursuant to which IFC may borrow up to an aggregate of $15.0 million. The IFC Credit Agreement expired in December 1997 and as of December 31, 1997 there were no amounts outstanding.

OTHER MATTERS

     In June 1997, IMH canceled debt in the amount of $9.0 million owed to IMH by IFC. Of the canceled amount, $8.91 million was contributed as a contribution to Preferred Stock and $90,000 was contributed on behalf of IFC's common shareholders, Messrs. Tomkinson, Ashmore and Johnson so as to maintain their 1% economic interest.

     In August 1997, the Company purchased $80.2 million of non-conforming residential mortgage loans pursuant to the WSI Purchase Agreement with WSI, of which James Walsh, a Director of the Company, is Executive Vice President, and with Greenwich. In December 1997, WSI repurchased from the Company an aggregate of $7.3 million in principal balance of non-conforming residential mortgage loans which were originally purchased by the Company from Greenwich and WSI. The Company recorded a loss of $112,000 on the resale of the mortgage loans to WSI. See "Risk Factors - Risks Regarding Purchase of Mortgage Loans from Greenwich." In connection with the repurchase, IWLG extended loans of an aggregate of approximately $5.1 million to WSI each at a rate of prime plus 2% to 4% per annum. Of the $5.1 million, 100% and 90% were financed on approximately $2.3 million and $3.1 million, respectively, of unpaid principal balance of mortgage loans repurchased by WSI. As of December 31, 1997, an aggregate of approximately $40,000 had been repaid on the loans.

     In October 1997, IFC entered into a forward commitment with WSI to purchase or broker approximately $500.0 million of certain mortgage loans until April 30, 1998. The net premium spread IFC receives on the loans depends on whether the loans are purchased and resold or brokered by IFC. As of December 31, 1997, IFC has brokered approximately $20.0 million of mortgage loans for WSI.

                                USE OF PROCEEDS

     The Selling Stockholder will receive all of the net proceeds from the sale of the Shares offered hereby. The Company will not receive any proceeds from the sale of such Shares.

                              SELLING STOCKHOLDER

     The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholder named below. The following table sets forth the name of and the number of shares of Common Stock beneficially owned by the Selling Stockholder as of February 19, 1998 and the maximum number of Shares to be offered by the Selling Stockholder. Since the Selling Stockholder may sell all, some or none of its Shares, no estimate can be made of the actual aggregate number of Shares that will be offered hereby. See "Plan of Distribution." If all of the Shares offered hereby are sold, the Selling Stockholder will not own any of the outstanding shares of Common Stock of the Company.

                                         Shares Beneficially        Maximum Number
Name                                    Owned Before Offering    of Shares to be Offered
-----                                   ---------------------    -----------------------
Imperial Credit Industries, Inc. (1)           2,009,310                2,009,310

(1) May be reached at 23550 Hawthorne Blvd., Building #1, Suite 110, Torrance, California 90505.

     The Selling Stockholder received the Shares from ICAI, a subsidiary of the Selling Stockholder, which obtained the Shares pursuant to the Termination Agreement. Pursuant to the Termination Agreement, the parties agreed to terminate the Management Agreement between the Company and ICAI, and IMH agreed to pay ICAI a $44.0 million termination payment which included the issuance of shares of IMH Common Stock. IMH and ICAI also entered into a Registration Rights Agreement (the "Registration Rights Agreement") whereby IMH agreed to register the Shares and IMH and IFC entered into the Services Agreement with ICAI. H. Wayne Snavely, Chairman of the Board of IMH, is Chairman of the Board of each of ICII and ICAI. Joseph R. Tomkinson, Vice Chairman of the Board of IMH, is a Director of ICII.

                             PLAN OF DISTRIBUTION

     This Prospectus relates to the offer and sale from time to time by the Selling Stockholder of up to 2,009,310 shares of Common Stock (the "Shares"). Such sales may be made in underwritten offerings or in open market or block transactions or otherwise on the AMEX, or such other national securities exchange or automated interdealer quotation system on which shares of Common Stock are then listed, in the over-the-counter market, in private transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices at the time of the sale or at negotiated prices. The methods by which the Shares may be sold include: (a) block transactions (which may involve crosses) in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus; (c) special offerings, exchange distributions and/or secondary distributions in accordance with the rules of the AMEX; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) sales "at the market" to or through a market maker or into an existing trading market, or on an exchange or otherwise, for such shares; (f) sales not involving market makers or established trading markets, including direct sales or distributions to institutions or individual purchasers; or (g) a combination of such methods of sale. The Selling Stockholder may offer to sell and may sell the Shares in options transactions (whether such option are listed on an options exchange or otherwise) or deliver such Shares to cover short sales "against the box." Some or all of the Shares may be sold through brokers acting on behalf of the Selling Stockholder or to dealers for resale by such dealers. In connection with such sales, such brokers and dealers may receive compensation in the form of discounts or commissions from the Selling Stockholder and may receive commissions from the purchasers of such shares for whom they act as broker or agent (which discounts and commissions may exceed those customary in the types of transactions involved). If necessary, a supplemental or amended Prospectus will describe the method of sale in greater detail. In effecting sales, broker-dealers engaged by the Selling Stockholder and/or purchasers of the Common Stock may arrange for other broker-dealers to participate. In addition, any of the Shares covered by this Prospectus which qualifies for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus or the Shares may be pledged as collateral for margin accounts, and such shares could be resold pursuant to the terms of such account.

     If the Shares are sold in an underwritten offering, the Shares will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or prices at the time of the sale or at negotiated prices. The Shares may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Shares will be named in a supplemental or amended Prospectus relating to such offering, and if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such supplemental or amended Prospectus. Any initial public offering price and any discounts or commissions allowed or reallowed or paid to dealers may be changed from time to time. Underwriters may sell shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, commissions or commissions from the underwriters and may receive commissions from the purchasers of such shares for whom they act as broker or agent or to whom they sell as principal or both (which discounts and commissions may exceed those customary in the types of transactions involved).

     Pursuant to the Registration Rights Agreement, the Company has agreed to pay all expenses in connection with the registration of the Shares being offered hereby. The Selling Stockholder is responsible for paying any other selling expenses, including underwriting discounts and brokers' commissions, and expenses of Selling Stockholder's counsel.

     The Selling Stockholder and any underwriter, broker, dealer or agent who acts in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any compensation received by them and any profit on any resale of the Shares as principals may be deemed to be underwriting discounts and commissions under the Securities Act.

     In order to comply with the securities laws of certain jurisdictions, the securities offered hereby will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the securities offered hereby may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

     Pursuant to the Registration Rights Agreement, IMH has agreed to indemnify the Selling Stockholder, its officers and directors and any person who controls such Selling Stockholder, against certain liabilities and expenses arising out of or based upon the information set forth or incorporated by reference in this Prospectus, and the Registration Statement of which this Prospectus is a part, including liabilities under the Securities Act.

     In the event of a "distribution" of the shares, the Selling Stockholder, any selling broker-dealer or agent and any "affiliated purchasers" may be subject to Rule 102 under the Exchange Act, which would prohibit, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of such distribution until its participation in that distribution is completed.

                         DESCRIPTION OF CAPITAL STOCK

     The following is a brief description of the material terms of the Securities. This description does not purport to be complete and is subject and qualified in its entirety by reference to Maryland law and to the Company's Charter and Bylaws, copies of which are on file with the Commission, and are incorporated by reference herein. See "Incorporation of Certain Documents by Reference" and "Available Information."

GENERAL

     The authorized stock of IMH consists of 50,000,000 shares of Common Stock, $0.01 par value per share, and 10,000,000 shares of Preferred Stock, $0.01 par value per share. It is expected that meetings of the stockholders of IMH will be held annually. Special meetings of the stockholders may be called by the President, Chief Executive Officer, a majority of the entire Board of Directors or a majority of the Unaffiliated Directors and must be called upon the written request of holders of shares entitled to cast at least 25% of all the votes entitled to be cast at the meeting. The Charter reserves to IMH the right to amend any provision thereof in the manner prescribed by Maryland law upon the affirmative vote of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter, except that the provision requiring the affirmative vote of the holders of two-third of votes entitled to be cast in the election of directors to remove a director may only be amended upon the affirmative vote of the holders of two-thirds of the votes entitled to be cast in the election of directors. The Common Stock is listed on the American Stock Exchange.

COMMON STOCK

     Each share of Common Stock is entitled to participate equally in dividends when and as authorized by the Board of Directors and in the distribution of assets of IMH upon liquidation. Each share of Common Stock is entitled to one vote, subject to the provisions of the Charter regarding restrictions on transfer of stock, and will be fully paid and nonassessable by IMH upon issuance. Shares of Common Stock have no preference, conversion, exchange, redemption, appraisal, preemptive or cumulative voting rights. The authorized stock of IMH may be increased and altered from time to time in the manner prescribed by Maryland law upon the affirmative vote of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter. The Charter authorizes the Board of Directors to reclassify any unissued shares of its Common Stock in one or more classes or series of stock.

PREFERRED STOCK

     The Charter authorizes the Board of Directors to issue shares of Preferred Stock and to classify or reclassify any unissued shares of Preferred Stock into one or more classes or series of stock. The Preferred Stock may be issued from time to time with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption as shall be determined by the Board of Directors for each class or series of stock subject to the provisions of the Charter regarding restrictions on transfer of stock. Preferred Stock is available for possible future financing of, or acquisitions by, IMH and for general corporate purposes without further stockholder authorization, unless such authorization is required by applicable law or the rules of either the American Stock Exchange or the principal national securities exchange on which such stock is listed or admitted to trading. Thus, the Board could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of delaying, deferring or preventing a change in control of IMH by means of a merger, tender offer, proxy contest or otherwise. The Preferred Stock, if issued, may have a preference on dividend payments which could reduce the assets available to IMH to make distributions to the common stockholders. As of the date hereof, no shares of Preferred Stock have been issued.

REPURCHASE OF SHARES AND RESTRICTIONS ON TRANSFER

     For IMH to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of stock may be owned, actually or constructively, by or for five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of a taxable year (other than the first year for which an election to be treated as a REIT has been made). In addition, a REIT's stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be treated as a REIT has been made).

     Because IMH expects to continue to qualify as a REIT, the Charter contains restrictions on the transfer of Common Stock which are intended to assist IMH in complying with these requirements. The Charter prohibits any person, subject to certain specified exceptions discussed below, from owning, actually or constructively, (i) shares of Common Stock in excess of 9.5% (in value or in number, whichever is more restrictive) of the outstanding shares of Common Stock or (ii) shares of stock of IMH in excess of 9.5% in value the aggregate value of the outstanding shares of stock of the Company (the "Aggregate Ownership Limit"). The constructive ownership rules are complex, and may cause shares of stock owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.5% of the outstanding shares of Common Stock (or the acquisition of an interest in an entity that owns, actually or constructively, shares of Common Stock) by an individual or entity, could nevertheless cause that individual or entity, or another individual or entity, to own constructively shares of stock in excess of the Ownership Limit or the Aggregate Ownership Limit, or such other limit as provided in the Charter or as otherwise permitted by the Board of Directors. The Board of Directors may, but in no event will be required to, exempt a person from the Ownership Limit or the Aggregate Ownership Limit if it determines that such person's ownership of shares of stock in excess of such limits will not jeopardize IMH's status as a REIT. As a condition of such waiver, the Board of Directors may require a ruling from the Internal Revenue Service or opinions of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to IMH's status as a REIT.

     IMH's Charter further prohibits (a) any person from actually or constructively owing shares of Common Stock that would result in IMH being "closely held" under Section 856(h) of the Code or otherwise cause IMH to fail to qualify as a REIT, and (b) any person from transferring shares of Common Stock if such transfer would result in shares of Common Stock being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of stock of IMH that will or may violate any of the foregoing restrictions on transferability and ownership is required to give written notice immediately to IMH and provide IMH with such other information as it may request in order to determine the effect of such transfer on its status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interest of IMH to attempt to qualify, or to continue to qualify, as a REIT. The Board of Directors may from time to time increase the Ownership Limit and the Aggregate Ownership Limit.

     Pursuant to the Charter, if any purported transfer of Common Stock or any other event would otherwise result in any person owning shares of stock in excess of the Ownership Limit or the Aggregate Ownership Limit or in IMH being "closely held" as described above or otherwise failing to qualify as a REIT, then that number of shares of stock the actual or constructive ownership of which otherwise would cause such person to violate such restrictions (rounded to the nearest whose share) will be automatically transferred to a trustee (the "Trustee") as trustee of a trust (the "Trust") for the exclusive benefit of one or more charitable beneficiaries (the "Charitable Beneficiary"), and the intended transferee will not acquire any rights in such shares. Shares held by the Trustee will constitute issued and outstanding shares of stock. The intended transferee will not benefit economically from ownership of any shares held in the Trust, will have no rights to dividends and will not possess any rights to vote or other rights attributable to the shares held in the Trust. The Trustee will have all voting rights and rights to dividends or other distributions with respect to shares held in the Trust, which rights will be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by IMH that shares of stock have been transferred to the Trustee will be paid with respect to such shares to the Trustee upon demand and any dividend or other distribution authorized but unpaid will be paid when due to the Trustee. Any dividends or distributions so paid over to the Trustee will be held in trust for the Charitable Beneficiary. Subject to Maryland law, effective as of the date that such shares have been transferred to the Trustee, the Trustee will have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by an intended transferee prior to the discovery by IMH that such shares have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary.

     Within 20 days of receiving notice from IMH that shares of stock have been transferred to the Trust, the Trustee will sell the shares held in the Trust to a person designated by the Trustee whose ownership of the shares will not violate the ownership restrictions set forth in the Charter. Upon such sale, the interest of the Charitable Beneficiary in the shares sold will terminate and the Trustee will distribute the net proceeds of the sale to the intended transferee and to the Charitable Beneficiary as follows: the intended transferee will receive the lesser of (1) the price paid by the intended transferee for the shares or, if the intended did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price (as defined below) of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sales proceeds in excess of the amount payable to the intended transferee will be immediately paid to the Charitable Beneficiary.

     In addition, shares of stock held in Trust will be deemed to have been offered for sale to IMH, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price (as defined below) at the time of such devise or gift) and (ii) the Market Price on the date IMH, or its designee, accepts such offer. IMH will have the right to accept such offer until the Trustee has sold the shares held in the Trust. Upon such a sale to IMH, the interest of the Charitable Beneficiary in the shares sold will terminate and the Trustee will distribute the net proceeds of the sale to the intended transferee.

     The Charter defines the term "Market Price" on any date, with respect to any class or series of outstanding shares of IMH's stock, as the Closing Price (as defined below) for such shares on such date. The "Closing Price" on any date shall mean the last sale price for such shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such shares are listed or admitted to trading or, if such shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-customer market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares selected by the Board of Directors or, in the event that no trading price is available for such shares, the fair market value of the shares, as determined in good faith by the Board of Directors.

     If any purported transfer of shares of stock of IMH shall cause IMH to be beneficially owned be fewer than 100 persons, such transfer will be null and void in its entirety and the intended transferee will acquire no rights to such shares.

     All certificates representing shares of Common Stock bear a legend referring to the restrictions described above.

     Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of the Company's stock, including shares of Common Stock, within 30 days after the end of each taxable year, is required to give written notice to the Company stating the name and address of such owner, the number of shares of each class and series of stock of the Company beneficially owned and a description of the manner in which such shares are held. Each such owner shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such beneficial ownership on IMH's status as a REIT and to ensure compliance with the Ownership Limit.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     The Company has established a Dividend Reinvestment and Stock Purchase Plan pursuant to which holders of record and beneficial owners of shares of Common Stock of IMH may elect to have all or a portion of their dividends reinvested automatically in additional shares of Common Stock of the Company, and to make optional cash purchases of Common Stock of the Company.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Company's Common Stock is Boston EquiServe, L.P., North Quincy, Massachusetts.

                    CERTAIN PROVISIONS OF MARYLAND LAW AND
                      OF THE COMPANY'S CHARTER AND BYLAWS

     The following summary of certain provisions of the MGCL and of the Charter and the Bylaws of IMH does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to the Charter and the Bylaws of IMH, copies of which are filed with the Commission. See "Available Information." For a description of additional restrictions on transfer of the Common Stock, see "Description of Securities--Capital Stock-- Repurchase of Shares and Restrictions on Transfer."

REMOVAL OF DIRECTORS

    The Charter provides that a director may be removed from office at any time but only by the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast in the election of directors.

BUSINESS COMBINATIONS

     Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an

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

affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate of such an Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. Pursuant to the statute, IMH has exempted any business combinations involving ICII and, consequently, the five-year prohibition and the super-majority vote requirements of the statute will not in any event apply to business combinations between ICII and IMH. As a result, ICII may be able to enter into business combinations with IMH which may not be in the best interest of the stockholders, without compliance by IMH with the super-majority vote requirements and the other provisions of the statute.

CONTROL SHARE ACQUISITIONS

     The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

     The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation and adopted at any time before the acquisition of shares.

     The Bylaws of IMH contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of IMH's shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

AMENDMENT TO THE CHARTER

     IMH reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment which alters the contract rights as expressly set forth in the Charter, of any shares of outstanding stock. The Charter may be amended only by the affirmative vote of holders of shares entitled to cast not less than a majority of all the votes entitled to be cast on the matter; provided, however, that provisions on removal of directors may be amended only by the affirmative vote of holders of shares entitled to cast not less than two-thirds of all the votes entitled to be cast in the election of directors.

DISSOLUTION OF THE COMPANY

     The dissolution of IMH must be approved by the affirmative vote of holders of shares entitled to cast not less than a majority of all the votes entitled to be cast on the matter.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

     The Bylaws provide that (a) with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to IMH's notice of the meeting, (2) by the Board of Directors or (3) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws and (b) with respect to special meetings of stockholders, only the business specified in IMH's notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to the Board of Directors may be made only (1) pursuant to IMH's notice of the meeting, (2) by the Board of Directors or (3) provided that the Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

POSSIBLE ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE CHARTER AND BYLAWS

     The business combination provisions and, if the applicable provision in the Bylaws is rescinded, the control share acquisition provisions of the MGCL, the provisions of the Charter on ownership and transfer of stock and on removal of directors and the advance notice provisions of the Bylaws could delay, defer or prevent a change in control of IMH or other transaction that might involve a premium price for holders of Common Stock or otherwise be in their best interest.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of certain federal income tax considerations regarding the Company and holders of Common Stock is based on current law, is for general information only and is not tax advice. The information set forth below, to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, is the opinion of Latham & Watkins, tax counsel to the Company. The tax treatment of a holder of Common Stock will vary depending on his or her particular situation, and this summary does not purport to deal with all aspects of taxation that may be relevant to prospective purchasers of Common Stock in light of such purchasers' particular investment or tax circumstances, or to certain types of purchasers subject to special treatment under the federal income tax laws, including, without limitation, insurance companies, certain financial institutions, broker- dealers, stockholders holding Common Stock as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes, tax-exempt organizations (except to the extent discussed under the heading "--Taxation of Tax-Exempt Stockholders"), or foreign corporations, foreign partnerships and persons who are not citizens or residents of the United States. In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to prospective purchasers of Common Stock.

     The information in this section is based on the Code, current, temporary and proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (the "Service") (including its practices and policies as expressed in certain private letter rulings which are not binding on the Service except with respect to the particular taxpayers who requested and received such rulings), and court decisions, all as of the date hereof. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions will not adversely affect existing interpretations. Any such change could apply retroactively to transactions preceding the date of the change. IMH has not requested, and does not plan to request, any ruling from the Service concerning the tax treatment of IMH. Thus, no assurance can be provided that the statements set forth herein (which are, in any event, not binding on the Service or courts) will not be challenged by the Service or will be sustained by a court if so challenged.

     PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND SALE OF COMMON STOCK, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF IMH

     General. IMH elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 1995. IMH believes that, commencing with such taxable year, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code, and IMH intends to continue to operate in such a manner, but no assurance can be given that it has operated or will continue to operate in such a manner so as to qualify or remain qualified.

     The sections of the Code and Treasury Regulations governing REITs are highly technical and complex. The following summary sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

     If IMH qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a regular corporation. However, IMH will be subject to federal income tax as follows: First, IMH will be taxed at regular corporate rates on any undistributed "REIT taxable income," including undistributed net capital gains. Second, under certain circumstances, IMH may be subject to the "alternative minimum tax" on its items of tax preference. Third, if IMH has (i) net income from the sale or other disposition of "foreclosure property" (defined generally as property acquired through foreclosure or otherwise as a result of a default on a loan secured by the property or a lease of such property) which is held primarily for sale to customers in the ordinary course of business, or (ii) other nonqualifying net income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if IMH has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if IMH should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which IMH fails the 75% or 95% test multiplied by (b) a fraction intended to reflect IMH's profitability. Sixth, if IMH should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, IMH would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if IMH has excess inclusion income (attributable to its interest, if any, in a residual interest in a REMIC or if all or a portion of IMH, IMH Assets, or IWLG is treated as a taxable mortgage pool) and a disqualified organization (generally, tax-exempt entities not subject to tax on unrelated business income, including governmental organizations) holds shares of stock in IMH, IMH will be taxed at the highest corporate tax rate on the amount of excess inclusion income for the taxable year allocable to the shares held by such disqualified organization. Eighth, with respect to any asset (a "Built-In Gain Asset") acquired by IMH from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the Built-In Gain Asset in the hands of IMH is determined by reference to the basis of the asset in the hands of the C corporation, if IMH recognizes gain on the disposition of such asset during the ten-year period (the "Recognition Period") beginning on the date on which such asset was acquired by IMH, then, to the extent of the Built-In Gain (i.e., the excess of (a) the fair market value of such asset over (b) IMH's adjusted basis in such asset, determined as of the beginning of the Recognition Period), such gain will be subject to tax at the highest regular corporate rate pursuant to Treasury Regulations that have not yet been promulgated. The results described above with respect to the recognition of Built-In Gain assume that IMH will make an election pursuant to IRS Notice 88-19 and that the availability or nature of such election is not modified as proposed in President Clinton's 1999 federal budget proposal.

     Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors;
(ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation but for Sections 856 through 859 of the Code;
(iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by or for five or fewer individuals (as defined in the Code to include certain entities); and (vii) which meets certain other tests, described below, regarding the nature of its income and assets and the amount of its distributions. The Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. For purposes of conditions
(v) and (vi), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition
(vi). In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. IMH has a calendar taxable year.

     The Company believes that it has previously issued sufficient shares of Common Stock with sufficient diversity of ownership to allow IMH to satisfy conditions (v) and (vi). In addition, the Charter provides for restrictions regarding the transfer and ownership of shares, which restrictions are intended to assist IMH in continuing to satisfy the share ownership requirements described in (v) and (vi) above. Such ownership and transfer restrictions are described in "Description of Capital Stock--Repurchase of Shares and Restrictions on Transfer." These restrictions, however, may not, in all cases, ensure that IMH will be able to satisfy the share ownership requirements described above. If IMH fails to satisfy such share ownership requirements, IMH's status as a REIT will terminate; provided, however, that if IMH complies with the rules contained in the applicable Treasury Regulations requiring IMH to attempt to ascertain the actual ownership of its shares, and IMH does not know, and would not have known through the exercise of reasonable diligence, whether it failed to meet the requirement set forth in condition (vi) above, IMH will be treated as having met such requirement. See "--Failure to Qualify."

     Ownership of IWLG and IMH Assets. IMH has owned 100% of the stock of IWLG and IMH Assets (the "QRSs") at all times such QRSs have been in existence. As a result, the QRSs will be treated as "qualified REIT subsidiaries." Code Section 856(I) provides that a corporation which is a "qualified REIT subsidiary" will not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" will be treated as assets, liabilities and such items (as the case may be) of the REIT for all purposes of the Code including the REIT qualification tests. Thus, in applying the requirements described herein, the QRSs will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as assets, liabilities and such items (as the case may be) of IMH. For this reason, references under "Federal Income Tax Considerations" to the income and assets of IMH shall include the income and assets of the QRSs. Because the QRSs will be treated as "qualified REIT subsidiaries" they will not be subject to federal income tax. In addition, IMH's ownership of the voting stock of the QRSs will not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of such issuer's voting securities or more than 5% of the value of IMH's total assets, described below under "-- Asset Tests."

     Income Tests. In order to maintain its qualification as a REIT, IMH annually must satisfy three gross income requirements. First, at least 75% of IMH's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from: (i) rents from real property; (ii) interest on obligations secured by mortgages on real property or on interests in real property; (iii) gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) not held primarily for sale to customers in the ordinary course of business; (iv) dividends or other distributions on, and gain (other than gain from prohibited transactions) from the sale or other disposition of, transferable shares in other real estate investment trusts; (v) abatements and refunds of taxes on real property; (vi) income and gain derived from foreclosure property; (vii) amounts (other than amounts the determination of which depend in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (a) to make loans secured by mortgages on real property or on interests in real property or
(b) to purchase or lease real property (including interests in real property and interests in mortgages on real property); (viii) gain from the sale or other disposition of a real estate asset which is not a prohibited transaction; and (ix) qualified temporary investment income. Second, at least 95% of IMH's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the sources described above with respect to the 75% gross income test, dividends, interest, and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, for taxable years beginning prior to August 5, 1997, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions, and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales or other dispositions of foreclosure property) must represent less than 30% of IMH's gross income (including gross income from prohibited transactions). The 30% gross income test has been repealed and will not apply beginning with IMH's 1998 taxable year.

     The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     Generally, if a loan is secured by both personal property and real property, interest must be allocated between the personal property and the real property, with only the interest allocable to the real property qualifying as mortgage interest under the 75% gross income test. Treasury Regulations provide that if a loan is secured by both personal and real property and the fair market value of the real property as of the commitment date (generally, the date on which the REIT's obligation to make the loan becomes binding) equals or exceeds the amount of the loan, the entire interest amount will qualify under the 75% gross income test. If the amount of the loan exceeds the fair market value of the real property as of the commitment date, the interest income allocated to the real property is an amount equal to the interest income multiplied by a fraction, the numerator of which is the fair market value of the real property as of the commitment date, and the denominator of which is the amount of the loan. The interest income allocated to the personal property is an amount equal to the excess of the total interest income over the interest income allocated to the real property.

     Interest earned on mortgage loans, and mortgage-backed securities secured by or representing an interest in such loans, will qualify as "interest" for purposes of both the 95% and 75% gross income tests to the extent such assets are treated as obligations secured by mortgages on real property or on interests in real property. However, income attributable to securities or other obligations that are not treated as obligations secured by mortgages on real property or on interests in real property (and which are not otherwise "Qualified REIT Assets", as defined below), dividends on stock (including any dividends IMH receives from IFC, but not including dividends IMH receives from other qualifying REITs or from the QRSs), and gains from the sale or disposition of such stock or such securities or other obligations will not qualify under the 75% gross income test. Such income will qualify under the 95% gross income test, however, if such income constitutes interest, dividends or gain from the sale or disposition of stock or securities. Income from loan guarantee fees, mortgage servicing contracts or other contracts will not qualify under either the 95% or 75% gross income test if such income constitutes fees for services rendered by IMH or is not treated as interest (on obligations secured by mortgages on real property or on interests in real property for purposes of the 75% gross income test). Similarly, income from hedging, including the sale of hedges, will not qualify under the 75% or 95% gross income tests unless such hedges constitute certain qualified hedges, in which case such income will qualify under the 95% gross income test. For purposes of the discussion herein, the term "Qualified REIT Assets" shall mean (i) real property (including interests in real property and interests in mortgages on real property), (ii) shares (or transferable certificates of beneficial interest) in other REITs which meet the requirements of Sections 856-859 of the Code, (iii) stock or debt instruments (not otherwise described in (i), (ii) or (iv)) held for not more than one year that were purchased with the proceeds of (a) an offering of stock in IMH (other than amounts received pursuant to a dividend reinvestment plan) or (b) a public offering of debt obligations of IMH which have maturities of at least five years, and (iv) a regular or residual interest in a REMIC, but only if 95% or more of the assets of such REMIC are assets described in (i) through (iii).

     Furthermore, IFC receives servicing and processing fees and income from gain on the sale of certain mortgage loans and mortgage securities. Such fees do not accrue to IMH, but IMH receives dividends on its nonvoting preferred stock in IFC. Such dividends will qualify under the 95% gross income test, but will not qualify under the 75% gross income test.

     In order to comply with the 95% and 75% gross income tests, IMH has limited and will continue to limit substantially all of the assets that it acquires to mortgage loans or other securities or obligations that are treated as obligations secured by mortgages on real property or on interests in real property or to other Qualified REIT Assets. As a result, IMH may limit the type of assets, including hedging contracts, that it otherwise might acquire and, therefore, the type of income it otherwise might receive, including income from hedging, other than income from certain qualified hedges.

     In order to comply with the REIT gross income tests, IMH has monitored and will continue to monitor its income, including income from dividends, warehouse lending, hedging transactions, futures contracts, servicing and sales of mortgage assets, gains on the sale of securities, and other income not derived from Qualified REIT Assets. IMH believes that the aggregate amount of any nonqualifying income in any taxable year has not exceeded and will not exceed the limit on nonqualifying income under the gross income tests.

     If IMH fails to satisfy one or both of the 75% or 95% gross income for any taxable year, it may nevertheless qualify as a REIT for such if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if IMH's failure to meet such tests was due to reasonable cause and not due to willful neglect, IMH attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances IMH would be entitled to the benefit of these relief provisions. For example, if IMH fails to satisfy the gross income tests because nonqualifying income that IMH intentionally incurs exceeds the limits on such income, the Service could conclude that IMH's failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving IMH, IMH will not qualify as a REIT. As discussed above in "Federal Income Tax Considerations Taxation of IMH-- General," even if these relief provisions apply and IMH retains its status as a REIT, a 100% tax would be imposed on an amount equal to
(a) the gross income attributable to the greater of the amount by which IMH failed the 75% or 95% test multiplied by (b) a fraction intended to reflect IMH's profitability. There can be no assurance that IMH will always be able to maintain compliance with the gross income tests for REIT qualification despite its periodic monitoring procedures. No similar mitigation provision provides relief if IMH fails the 30% gross income test. In such case, IMH would cease to qualify as a REIT. See "--Failure to Qualify."

     Any gain realized by IMH on the sale of any property (including loans and mortgage-backed securities) held as inventory or other held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon IMH's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. IFC securitizes mortgage loans and sells the resulting mortgage securities. If IMH were to sell such mortgage securities on a regular basis, there is a substantial risk that such sales would constitute prohibited transactions and that all of the profits therefrom would be subject to a 100% tax. Therefore, such sales have been made and will be made only by IFC. IFC is not subject to the 100% penalty tax on income from prohibited transactions, which is only applicable to a REIT.

     Asset Tests. IMH, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of IMH's total assets must be represented by Qualified REIT Assets, cash, cash items and government securities. Second, not more than 25% of IMH's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by IMH may not exceed 5% of the value of IMH's total assets and IMH may not own more than 10% of any one issuer's outstanding voting securities. IMH believes that substantially all of its assets, other than the nonvoting preferred stock of IFC, and the amount of any loans made to ICCC and certain loans made to IFC, are Qualified REIT Assets.

     As described above, IMH will be treated as owning all assets, liabilities and items of income, deduction, and credit of the QRSs. IWLG provides short-term lines of credit ("warehouse loans") to IFC and approved mortgage banks, most of which are correspondents of IFC, to finance mortgage loans during the time from the closing of the loans to their sale or other settlement with pre-approved investors, including IMH. IWLG's warehouse loans are secured by assignments of first priority perfected security interests in and liens on, among other items of collateral, mortgages loans and related mortgage notes owned by the customer that in turn are secured by mortgages on real property. The Service has issued a Revenue Ruling in which it ruled that loans similar to IWLG's warehouse loans to IFC were obligations secured by mortgages on real property and interests in mortgages on real property, and therefore that such loans were

Qualified REIT Assets. Based on such Revenue Ruling, IMH believes that IWLG's warehouse loans are Qualified REIT Assets. However, in the event that the IWLG's warehouse loans are not treated as Qualified REIT Assets, IMH would likely fail the 5% asset test and fail to qualify as a REIT. See "-- Failure to Qualify."

     As described above, IMH owns 100% of the nonvoting preferred stock of IFC. IMH does not and will not own any of the voting securities of IFC, and therefore IMH will not be considered to own more than 10% of the voting securities of IFC. President Clinton's 1999 federal budget proposal contains a provision which would amend the Code so as to prohibit REITs from owning stock of a corporation possessing more than 10% of the vote or value of all classes of stock of the corporation. This proposal would be effective with respect to stock acquired on or after the date of the first Congressional committee action with respect to the proposal (the "Action Date"). In addition, to the extent that a REIT's stock ownership is grandfathered by virtue of this effective date, such grandfathered status will terminate if the subsidiary corporation engages in a trade or business that it is not engaged in on the Action Date or acquires substantial new assets on or after such date. Accordingly, if this provision of the budget proposal is enacted in its present form, IMH's stock ownership in IFC would be grandfathered, but such grandfathered status would terminate if IFC engages in a trade or business that it is not engaged in on the Action Date or acquires substantial new assets on or after such date. In the event that such grandfathered status is terminated and IMH does not dispose of its interest in IFC, IMH would likely fail the 10% asset test and fail to qualify as a REIT. See "--Failure To Qualify."

     IMH believes that the aggregate value of its securities of IFC has not at any time exceeded 5% of the total value of IMH's assets, and will not exceed such amount in the future. There can be no assurance that the Service will not contend that the value of the securities of IFC held by IMH exceeds the 5% value limitation. The 5% asset test requires that IMH revalue its assets at the end of each calendar quarter in which IMH acquires additional securities in IFC for the purpose of applying such test. Although IMH plans to take steps to ensure that it satisfies the 5% asset test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful, or will not require a reduction in IMH's overall interest in IFC.

     IMH has taken and will continue to take measures to prevent the value of securities issued by any one entity that do not constitute Qualified REIT Assets from exceeding 5% of the value of IMH's total assets as of the end of each calendar quarter. In particular, as of the end of each calendar quarter, IMH has limited and diversified and will continue to limit and diversify its ownership of securities of IFC and other securities that do not constitute Qualified REIT Assets as necessary to satisfy the REIT asset tests described above.

     When purchasing mortgage-related securities, IMH and its counsel may rely on opinions of counsel for the issuer or sponsor of such securities given in connection with the offering of such securities, or statements made in related offering documents, for purposes of determining whether and to what extent those securities constitute Qualified REIT Assets for purposes of the REIT asset tests and produce income which qualifies under the REIT gross income tests discussed above. The inaccuracy of any such opinions or statements may have an adverse impact on IMH's qualification as a REIT.

     A regular or residual interest in a REMIC will be treated as a Qualified REIT Asset for purposes of the REIT asset tests and income derived with respect to such interests will be treated as interest on obligations secured by mortgages on real property, assuming that at least 95% of the assets of the REMIC are Qualified REIT Assets. If less than 95% of the assets of the REMIC are Qualified REIT Assets, only a proportionate share of the assets of and income derived from the REMIC will be treated as qualifying under the REIT asset and income tests. Based on information provided to IMH by each REMIC in which IMH holds an interest, IMH believes that its REMIC interests fully qualify for purposes of the REIT gross income and asset tests. IMH has not acquired and does not expect to acquire or retain residual interests issued by REMICs.

     If IMH invests in a partnership, it will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of IMH for purposes of the REIT gross income and asset tests.

     After initially meeting the asset tests at the close of any quarter, IMH will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by the disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. IMH intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. If IMH fails to cure noncompliance with the asset tests within such time period, IMH would cease to qualify as a REIT.

     Annual Distribution Requirements. IMH, in order to maintain its qualification as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (a) 95% of IMH's "REIT taxable income" (generally, income of IMH computed without regard to the dividends paid deduction and by excluding its net capital gain) and (b) 95% of the excess of the net income, if any, from foreclosure property over the tax imposed on such income, minus (ii) the excess of the sum of certain items of non-cash income (i.e., income attributable to leveled stepped rents, original issue discount or purchase money debt, or a like-kind exchange, that is later determined to be taxable) over 5% of "REIT taxable income." In addition, if IMH disposes of any Built-In Gain Asset during its Recognition Period, IMH will be required, pursuant to Treasury Regulations which have not yet been promulgated, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before IMH timely files its tax return for such year and if paid on or before the first regular dividend payment date after such declaration and if IMH so elects and specifies the dollar amount on its tax return. Such distributions are taxable to holders of Common Stock (other than certain tax-exempt entities, as discussed below) in the year in which paid, even if such distributions relate to the prior year for purposes of IMH's 95% distribution requirement. The amount distributed must not be preferential (e.g., each holder of shares of Common Stock must receive the same distribution per share). To the extent that IMH does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed portion at regular ordinary and capital gain corporate tax rates. Furthermore, if IMH should fail to distribute during each calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year) at least the sum of
(i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, IMH would be subject to a 4% excise tax on the excess of such required distributions over the amounts actually distributed. Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed that year for purposes of calculating such tax. IMH believes that it has and intends to continue to make timely distributions sufficient to satisfy these annual distribution requirements.

     IMH anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. It is possible, however, that IMH, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of IMH. For instance, IMH may realize income without a corresponding cash payment, as in the case of original issue discount or accrued interest on defaulted mortgage loans. In the event that such timing differences occur, in order to meet the distribution requirements, IMH may find it necessary to sell assets, arrange for short-term, or possibly long-term, borrowings, or pay dividends in the form of taxable stock dividends.

     The Service has ruled that if a REIT's dividend reinvestment plan allows stockholders of the REIT to elect to have cash distributions reinvested in shares of the REIT at a purchase price equal to at least 95% of fair market value on the distribution date, then such cash distributions reinvested pursuant to such a plan qualify under the 95% distribution test. IMH expects that the terms of its DRP will comply with this ruling.

     Under certain circumstances, IMH may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in IMH's deduction for dividends paid for the earlier year. Thus, IMH may be able to avoid being taxed on amounts distributed as deficiency dividends; however, IMH will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY

     If IMH fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, IMH will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which IMH fails to qualify will not be deductible by IMH nor will they be required to be made. As a result, IMH's failure to qualify as a REIT would substantially reduce the cash available for distribution by IMH to its stockholders. In addition, if IMH fails to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income, to the extent of IMH's current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, IMH will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances IMH would be entitled to such statutory relief. Failure to qualify for even one year could result in the IMH's incurring substantial indebtedness (to the extent borrowings are feasible) or liquidating substantial investments in order to pay the resulting taxes. In addition, President Clinton's 1999 federal budget proposal contains a provision which, if enacted in its present form, would result in the immediate taxation of all gain inherent in a C corporation's assets upon an election by the corporation to become a REIT in taxable years beginning after January 1, 1999, and thus could effectively preclude IMH from re-electing to be taxed as a REIT following a loss of its REIT status.

TAXATION OF TAXABLE U.S. STOCKHOLDERS

     As used herein, the term "U.S. Stockholder" means a holder of shares of Common Stock who (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) is an estate the income of which is subject to United States federal income taxation regardless of its source, or
(iv) is a trust, the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be treated as United States persons, shall also be considered U.S. Stockholders.

     As long as IMH qualifies as a REIT, distributions made by IMH out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its taxable U.S. Stockholders as ordinary income. Such distributions will not be eligible for the dividends received deduction in the case of U.S. Stockholders that are corporations. Distributions made by IMH that are properly designated by IMH as capital gain dividends will be taxable to taxable U.S. Stockholders as gain (to the extent that they do not exceed IMH's actual net capital gain for the taxable year) from the sale or disposition of a capital asset. Depending upon the period of time that IMH held the assets to which such gains were attributable, and upon certain designations, if any, which may be made by IMH, such gains will be taxable to non-corporate U.S. Stockholders at a rate of either 20%, 25% or 28%. U.S. Stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent that IMH makes distributions (not designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Stockholder, reducing the adjusted basis which such U.S. Stockholder has in his shares of Common Stock for tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a U.S. Stockholder's adjusted basis in his shares taxable as capital gains (provided that the shares have been held as a capital asset). With respect to non-corporate U.S. Stockholders, amounts described as being treated as capital gains in the preceding sentence will be taxable as long-term capital gains if the shares to which such gains are attributable have been held for more than eighteen months, mid-term capital gains if the shares have been held for more than one year but not more than eighteen months, or short-term capital gains if the shares have been held for one year or less. Dividends declared by IMH in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by IMH and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by IMH on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any net operating losses or capital losses of IMH.

     IMH may elect to retain, rather than distribute as a capital gain dividend, its net long-term capital gains. In such event, IMH would pay tax on such retained net long- term capital gains. In addition, to the extent designated by IMH, a U.S. Stockholder generally would (i) include its proportionate share of such undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of IMH's taxable year falls (subject to certain limitations as to the amount so includable), (ii) be deemed to have paid the capital gains tax imposed on IMH on the designated amounts included in such U.S. Stockholder's long-term capital gains, (iii) receive a credit or refund for such amount of tax deemed paid by it, (iv) increase the adjusted basis of its shares of Common Stock by the difference between the amount of such includable gains and the tax deemed to have been paid by it, and (v) in the case of a U.S. Stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the Service.

     Distributions made by IMH and gain arising from the sale or exchange by a U.S. Stockholder of shares of Common Stock will not be treated as passive activity income, and, as a result, U.S. Stockholders generally will not be able to apply any "passive losses" against such income or gain. Distributions made by IMH (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of Common Stock (or distributions treated as such), however, will not be treated as investment income unless the U.S. Stockholder elects to reduce the amount of such U.S. Stockholder's total net capital gain eligible for the maximum capital gains rate by the amount of such gain with respect to such Common Stock.

     Upon any sale or other disposition of Common Stock, a U.S. Stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any other property received on such sale or other disposition and (ii) the holder's adjusted basis in such shares of Common Stock for tax purposes. Such gain or loss will be capital gain or loss if the shares have been held by the U.S. Stockholder as a capital asset, and, with respect to non-corporate U.S. Stockholders, will be mid-term or long-term gain or loss if such shares have been held for more than one year or eighteen months, respectively. In general, any loss recognized by a U.S. Stockholder upon the sale or other disposition of shares of Common Stock that have been held for six months or less (after applying certain holding period rules) will be treated as a long- term capital loss, to the extent of distributions received by such U.S. Stockholder from IMH which were required to be treated as long-term capital gains.

     IMH has not acquired and does not expect to acquire or retain residual interests issued by REMICs. Such residual interests, if acquired by a REIT, could generate excess inclusion income taxable to the REIT's stockholders in proportion to the dividends received from the REIT. Excess inclusion income cannot be offset by net operating losses of a stockholder. If the stockholder of a REIT holding a residual interest in a REMIC is a tax-exempt entity, the excess inclusion income is fully taxable to such stockholder as unrelated business taxable income. If allocated to a Non-U.S. Stockholder (as defined below), the excess inclusion income is subject to federal income tax withholding without reduction pursuant to any otherwise applicable tax treaty. Potential investors, and in particular, tax-exempt entities, are urged to consult with their tax advisors concerning this issue. A REIT, rather than its stockholders, will be taxed (at the highest corporate tax rate) on the amount of excess inclusion income for the taxable year allocable to shares of Common Stock held by disqualified organizations (generally, tax-exempt entities not subject to tax on unrelated business income, including governmental organizations).

     IMH (either directly or through its QRSs) has financed and intends to continue to finance the acquisition of mortgage assets by entering into reverse repurchase agreements (which are essentially loans secured by IMH's mortgage assets), CMOs or other secured lending transactions. If the Service were to successfully take the position that such transactions result in IMH having issued debt instruments (i.e., the reverse repurchase agreements, CMOs or other secured loans) with differing maturity dates secured by a pool of mortgage loans, IMH or either of the QRSs could be treated, in whole or in part, as a taxable mortgage pool. In this case, a portion of IMH's income could be characterized as excess inclusion income which would subject stockholders (or IMH, to the extent Common Stock is held by disqualified organizations) to the tax treatment described above with respect to residual interests in REMICs. IMH intends to take the position that its existing arrangements do not create a taxable mortgage pool or excess inclusion income. In the absence of any definitive authority on this issue, there can be no assurance regarding whether IMH's reverse repurchase agreements, CMOs or other secured loans will not cause IMH to realize excess inclusion income.

BACKUP WITHHOLDING

     IMH will report to its U.S. Stockholders and the Service the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder
(a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide IMH with his correct taxpayer identification number may also be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, IMH may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to IMH. See "--Taxation of Non-U.S. Stockholders."

TAXATION OF TAX-EXEMPT STOCKHOLDERS

     Generally, a tax-exempt investor that is exempt from tax on its investment income, such as an individual retirement account (IRA) or a 401(k) plan, that holds Common Stock as an investment will not be subject to tax on dividends paid by IMH. However, if such tax-exempt investor is treated as having purchased its Common Stock with borrowed funds, some or all of its dividends from the Common Stock will be subject to tax. In addition, under some circumstances certain pension plans (including 401(k) plans but not including IRAs and government pension plans) that own more than 10% (by value) of IMH's outstanding stock, including Common Stock, could be subject to tax on a portion of their Common Stock dividends even if their Common Stock is held for investment and is not treated as acquired with borrowed funds. The ownership limit set forth in the Company's Charter with respect to the Company's capital stock, however, should prevent this result. Tax-exempt investors may also be subject to tax on distributions from IMH to the extent IMH has excess inclusion income. See "-- Taxation of Taxable U.S. Stockholders."

TAXATION OF NON-U.S. STOCKHOLDERS

     The preceding discussion does not address the rules governing United States federal income taxation of the ownership and disposition of Common Stock by persons that are not U.S. Stockholders ("Non-U.S. Stockholders"). In general, Non-U.S. Stockholders may be subject to special tax withholding requirements on distributions from IMH and with respect to their sale or other disposition of Common Stock, except to the extent reduced or eliminated by an income tax treaty between the United States and the Non-U.S. Stockholder's country. A Non-U.S. Stockholder who is a stockholder of record and is eligible for reduction or elimination of withholding must file an appropriate form with IMH in order to claim such treatment. Non-U.S. Stockholders should consult their own tax advisors concerning the federal income tax consequences to them of a purchase of shares of IMH's Common Stock including the federal income tax treatment of dispositions of interests in, and the receipt of distributions from, IMH.

OTHER TAX CONSEQUENCES

     IFC does not qualify as a REIT and will pay federal, state and local income taxes on its taxable income at normal corporate rates. As a result, IFC is able to distribute only its net after-tax earnings to its shareholders, including IMH, as dividend distributions, thereby reducing the cash available for distribution by IMH to its stockholders.

     IMH and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of IMH and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in IMH.

                                ERISA INVESTORS

     A fiduciary of a pension, profit-sharing, stock bonus plan or individual retirement account, including a plan for self-employed individuals and their employees or any other employee benefit plan (collectively, a "Plan") subject to the prohibited transaction provisions of the Code or the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), should consider (1) whether the ownership of the Common Stock is in accordance with the documents and instruments governing the Plan, (2) whether the ownership of the Common Stock is consistent with the fiduciary's responsibilities and satisfies the requirements of Part 4 of Subtitle A of Title I of ERISA (if applicable) and, in particular, the diversification, prudence and liquidity requirements of Section 404 of ERISA, (3) the prohibitions under ERISA on improper delegation of control over, or responsibility for "plan assets" and ERISA's imposition of co-fiduciary liability on a fiduciary who participates in, or permits (by action or inaction) the occurrence of, or fails to remedy a known breach of duty by another fiduciary with respect to plan assets, and (4) the need to value the assets of the Plan annually.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby will be passed on for the Company by Freshman, Marantz, Orlanski, Cooper & Klein, a law corporation, Beverly Hills, California, certain tax matters will be passed on for the Company by Latham & Watkins, Los Angeles, California, and certain legal matters with respect to Maryland law will be passed on for the Company by Ballard Spahr Andrews & Ingersoll LLP, Baltimore, Maryland.

                                    EXPERTS

     The financial statements of Impac Mortgage Holdings, Inc. and Impac Funding Corporation incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been so incorporated by references herein in reliance upon the reports of KPMG Peat Marwick LLP, independent auditors, and upon the authority of said firm as experts in auditing and accounting. Each of the reports of KPMG Peat Marwick LLP covering the December 31, 1996 financial statements contains an explanatory paragraph that states the Company adopted the provisions of Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" for the year ended December 31, 1995.

================================================================================

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE COMMON STOCK OFFERED HEREBY IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                        _____________________________

                               TABLE OF CONTENTS

                                                                      Page
Available Information...............................................     2
Incorporation of Certain Documents By
   Reference........................................................     3
The Company.........................................................     4
Risk Factors........................................................     6
Certain Transactions................................................    22
Use of Proceeds.....................................................    23
Selling Stockholder.................................................    23
Plan of Distribution................................................    23
Description of Capital Stock........................................    25
Certain Provisions of Maryland Law and of
   the Company's Charter and Bylaws.................................    28
Federal Income Tax Considerations...................................    30
Legal Matters.......................................................    39
Experts.............................................................    39


                               2,009,310 SHARES


                        IMPAC MORTGAGE  HOLDINGS, INC.

                                 COMMON STOCK


                           ______________________

                                  PROSPECTUS

                           ______________________


                               __________, 1998

================================================================================

                                   PART III

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses, other than underwriting discounts and commissions, in connection with the registration of Common Stock are:

     Registration Fee..........................................  $10,007
     Legal Fees and Expenses...................................   30,000
     Accounting Fees and Expenses..............................    5,000
     American Stock Exchange Listing Fee.......................   17,500
     Printing Expenses.........................................   10,000
     Miscellaneous.............................................    7,423
                                                                 -------
          TOTAL................................................  $80,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter of the Company contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

     The charter of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her stature as a present or former director or office of the Company. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

     The MGCL requires a corporation (unless its charter provides otherwise, which the Company's charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act of omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written statement by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

ITEM 16.  EXHIBITS

4.1 Form of Common Stock Certificate (incorporated herein by reference to Amendment No. 3 of the Registrant's Registration Statement on Form S-11 (No. 33-96670), dated November 8, 1995)

4.2 Articles of Incorporation (incorporated herein by reference to the Registrant's Registration Statement on Form S-11 (No. 33-96670), dated November 8, 1995)

4.2(a) Amendment to Articles of Incorporation of the Registrant (incorporated herein by reference to the Registrant's Current Report on Form 8-K, dated January 28, 1998, as amended)

4.3 Bylaws of the Registrant (incorporated herein by reference to the Registrant's Registration Statement on Form S-11 (No. 33-96670), dated November 8, 1995)

4.3(a) Amendment to Bylaws of the Registrant (incorporated herein by reference to the Registrant's Current Report on Form 8-K, dated January 28, 1998, as amended)

4.4 Registration Rights Agreement, dated December 29, 1997, between the Registrant and Imperial Credit Advisors, Inc. (incorporated herein by reference to the Registrant's Current Report on Form 8-K, dated December 19, 1997, as amended)

5.1     Opinion of Freshman, Marantz, Orlanski, Cooper & Klein

5.2     Opinion of Ballard Sphar Andrews & Ingersoll LLP

8.1     Opinion of Latham & Watkins

23.1    Consent of KPMG Peat Marwick LLP regarding the Registrant

23.2    Consent of KPMG Peat Marwick LLP regarding Impac Funding Corporation

23.3    Consent of Freshman, Marantz, Orlanski, Cooper & Klein (contained in
        Exhibit 5.1)

23.4    Consent of Ballard Spahr Andrews & Ingersoll LLP (contained in Exhibit
        5.2)

23.5    Consent of Latham & Watkins (contained in Exhibit 8.1)

24.1    Power of Attorney (included on signature page)

ITEM 17.  UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in value of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) of 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the response to Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in . the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d)  The undersigned registrant hereby undertakes that:

     (1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undersigned registrant hereby undertakes to file an application for the purpose of deter-mining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933 the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana Heights, and the State of California, on February 20, 1998.

                                    IMPAC MORTGAGE HOLDINGS. INC.


                                    By:   /s/ Joseph R. Tomkinson
                                       ---------------------------------------
                                         Joseph R. Tomkinson
                                         Vice Chairman of the Board
                                         and Chief Executive Officer

     We, the undersigned directors and officers of Impac Mortgage Holdings, Inc., do hereby constitute and appoint Joseph R. Tomkinson and Richard J. Johnson, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendment) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

SIGNATURE                                                  TITLE                          DATE
---------                                                  -----                          ----
     /s/   Joseph R. Tomkinson              Vice Chairman of the Board and Chief     February 20, 1998
----------------------------------------    Executive Officer (Principal Executive
           Joseph R. Tomkinson              Officer

     /s/   Richard J. Johnson               Chief Financial Officer (Principal       February 20, 1998
----------------------------------------    Financial and Accounting Officer)
           Richard J. Johnson

     /s/   H. Wayne Snavely                 Chairman of the Board                    February 20, 1998
----------------------------------------
           H. Wayne Snavely

     /s/   James Walsh                      Director                                 February 20, 1998
----------------------------------------
           James Walsh

     /s/   Frank Filipps                    Director                                 February 20, 1998
----------------------------------------
           Frank Filipps

     /s/   Stephan R. Peers                 Director                                 February 20, 1998
----------------------------------------
           Stephan R. Peers

     /s/   William S. Ashmore               Director                                 February 20, 1998
----------------------------------------
           William S. Ashmore